Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204649
and 333-204649-01

PROSPECTUS SUPPLEMENT

(To prospectus dated June 2, 2015)

$100,000,000

Tanger Properties Limited Partnership

3.125% Senior Notes Due 2026

Tanger Properties Limited Partnership is offering $100.0 million aggregate principal amount of its 3.125% Senior Notes due 2026 (the “Additional Notes”). The Additional Notes will be issued under the indenture dated as of March 1, 1996 (the “Base Indenture”), between us, Tanger Factory Outlet Centers, Inc. and U.S. Bank National Association, as Trustee, as supplemented by the tenth supplemental indenture to the Base Indenture, dated August 8, 2016 (the “Tenth Supplemental Indenture”), as amended by the First Amendment to Tenth Supplemental Indenture dated October 13, 2016 (the “Supplemental Indenture Amendment” and, together with the Tenth Supplemental Indenture and the Base Indenture, the “Indenture”). We previously issued $250.0 million aggregate principal amount of 3.125% Senior Notes due 2026 (the “Outstanding Notes” and, together with the Additional Notes, the “notes”) pursuant to the Tenth Supplemental Indenture, and the Tenth Supplemental Indenture allows us to issue additional notes from time to time.

The Additional Notes will have the same terms and conditions as the Outstanding Notes in all respects, except for the issue date and issue price. The Additional Notes will be consolidated with and form a single series with the Outstanding Notes, and vote on any matter submitted to noteholders with the Outstanding Notes. Upon the consummation of this offering, the aggregate principal amount of notes outstanding, which will include the Additional Notes and the Outstanding Notes, will be $350.0 million.

We will pay interest on the notes on March 1 and September 1 of each year, beginning on March 1, 2017. The notes will mature on September 1, 2026. We may redeem some or all of the notes at our option, at any time in whole or from time to time in part, at the applicable redemption price described under “Description of Notes — Optional Redemption.”

The Additional Notes will be senior unsecured obligations and will rank equally with all other senior unsecured and unsubordinated indebtedness of Tanger Properties Limited Partnership from time to time outstanding. The Additional Notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to list the notes, including the Additional Notes, on any securities exchange or have the notes quoted on any automated dealer quotation system.

Investing in the Additional Notes involves risks. See “ Risk Factors” on page S-6 of this prospectus supplement, page 3 in the accompanying prospectus and beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein.

	Per Additional Note	Total
Public offering price(1)	98.962%	$98,962,000
Underwriting discount	0.650%	$650,000
Proceeds to us (before expenses)(1)	98.312%	$98,312,000

(1)	Plus accrued interest from August 8, 2016.

The purchase price for the Additional Notes will include the public offering price and accrued interest from August 8, 2016 to the time of delivery and interest on the Additional Notes will accrue from August 8, 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Additional Notes to purchasers in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank, S.A./N.V. on or about October 13, 2016.

Joint Book-Running Managers

BofA Merrill Lynch		US Bancorp

Jefferies	SunTrust Robinson Humphrey	Wells Fargo Securities

The date of this prospectus supplement is October 5, 2016

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our Additional Notes. These documents contain important information you should consider before making your investment decision. This prospectus supplement, the accompanying prospectus and any related free writing prospectus filed by us contain the terms of this offering of Additional Notes. The accompanying prospectus contains information about our securities generally, some of which does not apply to the Additional Notes covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any related free writing prospectus filed by us and the information incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, the term the “Operating Partnership” refers to Tanger Properties Limited Partnership and its consolidated subsidiaries and the term “Company” refers to Tanger Factory Outlet Centers, Inc. and its consolidated subsidiaries. The terms “we,” “our” and “us” refer to the Operating Partnership or the Operating Partnership and the Company together with their consolidated subsidiaries, as the context requires.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-3 (Reg. No. 333-204649-01) with respect to the securities we are offering. This prospectus supplement does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

The Operating Partnership files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Operating Partnership files with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain these

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materials from us at no cost by directing a written or oral request to us at Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary, or by calling our Investor Relations Department at (336) 834-6892, or at our website at www.tangeroutlet.com. Except for the documents described below, information on our website is not otherwise incorporated by reference into this prospectus supplement or the accompanying prospectus. In addition, the SEC maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including the Operating Partnership, that file electronically with the SEC.

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement and information that we file later with the SEC prior to the termination of this offering will automatically update and supersede the information contained in this prospectus supplement. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 23, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 4, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on July 29, 2016;

•

Current Reports on Form 8-K filed with the SEC on January 28, 2016, February 12, 2016, February 24, 2016, February 29, 2016, March 2, 2016, April 15, 2016, May 20, 2016, August 2, 2016 and August 8, 2016.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

The Operating Partnership is also incorporating by reference additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until it sells all of the securities covered by this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

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FORWARD — LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Such forward-looking statements are subject to certain risks, uncertainties, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe”, “intend” and similar terms. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others:

•	our inability to develop new outlet centers or expand existing outlet centers successfully;

•	risks related to the economic performance and market value of our outlet centers;

•	the relative illiquidity of real property investments;

•	impairment charges affecting our properties;

•	our dispositions of assets may not achieve anticipated results;

•	competition for the acquisition and development of outlet centers, and our inability to complete outlet centers we have identified;

•	environmental regulations affecting our business;

•	risk associated with a possible terrorist activity or other acts or threats of violence and threats to public safety;

•	our dependence on rental income from real property;

•	our dependence on the results of operations of our retailers;

•	the fact that certain of our properties are subject to ownership interests held by third parties, whose interests may conflict with ours;

•	risks related to uninsured losses;

•	the risk that consumer, travel, shopping and spending habits may change;

•	risks associated with our Canadian investments;

•	risks associated with attracting and retaining key personnel;

•	risks associated with debt financing;

•	risk associated with our guarantees of debt for, or other support we may provide to, joint venture properties;

•	our potential failure to qualify as a REIT;

•	our legal obligation to make distributions to our shareholders;

•	our dependence on distributions from the Operating Partnership to meet our financial obligations, including dividends; and

•	the risk of a cyber-attack or an act of cyber-terrorism.

Additional factors which may cause actual results to differ materially from current expectations include, but are not limited to, those set forth in the section entitled “Business” in our Annual Report on Form 10-K for the year ended December 31, 2015, including the subheadings entitled “Recent Developments,” “The Outlet Concept,” “Our Outlet Centers,” “Business Strategy,” “Growth Strategy,” “Operating Strategy,” “Capital Strategy” and “Competition,” and the section titled “Risk Factors” in each of

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this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015. You should consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus. Forward-looking statements speak only as of the date made. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Additional Notes. You should read the prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference, including the information set forth under the heading “Risk Factors” and the financial data and related notes. Unless otherwise indicated, property and financial information in this prospectus supplement is presented as of, or for the period ended, June 30, 2016.

The Operating Partnership and the Company

The Operating Partnership

We are one of the largest owners and operators of outlet centers in the United States. We are controlled by the Company, a fully-integrated, self-administered and self-managed real estate investment trust, or REIT, and focus exclusively on developing, acquiring, owning and operating outlet centers. We provide all development, leasing and management services for our centers. As of June 30, 2016, we had 34 consolidated outlet centers in 21 states coast to coast, with a total gross leasable area of approximately 11.9 million square feet. These centers were, on average, 97% occupied and contained over 2,500 stores, representing approximately 400 store brands. We also had partial ownership interests in 9 outlet centers totaling approximately 2.8 million square feet, including four outlet centers in Canada.

Tanger GP Trust, the Company’s wholly-owned subsidiary, serves as our general partner. The outlet centers and other assets of our business are owned by, and all of the Company’s operations are conducted through, us. Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Company.

We and the Company are both organized under the laws of the state of North Carolina and maintain our principal executive office at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408 and the telephone number at that address is (336) 292-3010. Our website can be accessed at www.tangeroutlet.com. A copy of our reports on Forms 10-K, 10-Q and 8-K can be obtained, free of charge, on our website. Information on our website is not, however, a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Acquisitions and New Developments of Rental Property

Savannah Acquisition

On August 12, 2016, we completed the purchase of our partner’s interest in the Savannah joint venture which owned the outlet center in Pooler, Georgia. The joint venture distributed all the outparcels at the outlet center along with $15.0 million in cash consideration to the other partner in exchange for the other partner’s ownership interest in the joint venture. The $15.0 million in cash consideration was funded with borrowings under our unsecured lines of credit. At the time of the acquisition, the property was subject to a $96.9 million construction loan, with an interest rate of LIBOR + 1.65% that matured in May 2017. On September 28, 2016, we repaid the mortgage loan with borrowings under our unsecured lines of credit, unencumbering the property.

The joint venture is now wholly-owned and is consolidated in our financial results as of the acquisition date. Prior to this transaction, we owned a 50% legal interest in the joint venture and accounted for it under the equity method of accounting. However, due to preferred equity contributions we made to the joint venture, and the returns earned on those contributions, our estimated economic interest in the book value of the joint venture’s assets was approximately 98%. Therefore, substantially all of the earnings of the joint venture were previously recognized by us as equity in earnings of unconsolidated joint ventures.

Westgate Acquisition

On June 30, 2016, we completed the purchase of our partners’ interest in the Westgate joint venture, which owned the outlet center in Glendale, Arizona, for a total cash price of approximately $40.9 million. Prior to the transaction, we owned a 58% interest in the Westgate joint venture since its formation in 2012 and accounted for it under the equity method of accounting. The joint venture is now wholly-owned and is consolidated in our financial results as of June 30, 2016.

The total cash price included $39.0 million to acquire the 40% ownership interest held by the equity partner in the joint venture. We also purchased the remaining 2% noncontrolling ownership interests in the Westgate outlet center held in a consolidated partnership for a purchase price of $1.9 million. The acquisition of the noncontrolling ownership interest was recorded as an equity transaction and, as a result, the carrying balances of the noncontrolling interest were eliminated and the remaining difference between the purchase price and carrying balance was recorded as a reduction in additional-paid-in-capital. We funded the total purchase price with borrowings under our unsecured lines of credit. At the time of the acquisition, the property was subject to a $62.0 million mortgage loan, with an interest rate of LIBOR + 1.75% that matured in June 2017. We repaid the mortgage loan in full with the proceeds from the offering of the Outstanding Notes.

Fort Worth

On September 30, 2016, we purchased land in the greater Fort Worth, Texas area for approximately $11.2 million and will begin construction immediately on the development of a wholly-owned outlet center. The outlet center will be located within the 279-acre Champions Circle mixed-use development adjacent to Texas Motor Speedway. We plan to develop a 350,000 square foot outlet center featuring over 70 upscale brand name and designer retailers. We expect this outlet center to open in time for the 2017 holiday season.

Lancaster Expansion

In July 2016, we commenced construction on a 123,000 square foot expansion of our outlet center in Lancaster, Pennsylvania, with a projected opening in the third quarter of 2017.

Daytona Beach

In November 2015, we purchased land for approximately $9.9 million and commenced construction on the development of a wholly-owned outlet center in Daytona Beach, Florida, with a grand opening scheduled for November 2016. The projected total net cost of the development is estimated to be approximately $91.3 million. Costs incurred as of September 30, 2016 totaled approximately $67.2 million.

Financing Activities

$250.0 Million Senior Notes due 2026

On August 8, 2016, we completed a public offering of $250.0 million of 3.125% Senior Notes due 2026, which we refer to in this prospectus supplement as the Outstanding Notes. The Outstanding Notes were priced at 99.605% of par to yield 3.171% to maturity. After deducting the underwriting discount and offering expenses, the net proceeds of the offering were $246.7 million. We used a portion of the net proceeds of the offering to repay our $62.0 million mortgage loan secured by our Tanger Outlets Westgate property and the balance to pay down borrowings under our unsecured lines of credit.

Unconsolidated Real Estate Joint Ventures

Columbus

In June 2016, we opened an approximately 355,000 square foot outlet center in Columbus, Ohio. As of September 30, 2016, we and our partner had each contributed $40.5 million to fund development activities.

The projected total net cost of the development is estimated to be approximately $94.9 million. We are providing property management, marketing and leasing services to the joint venture. During construction, our partner provided development services to the joint venture and we, along with our partner, provided joint leasing services.

THE OFFERING

The offering terms are summarized below solely for your convenience. This summary is not a complete description of the Additional Notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Additional Notes, see the discussion under the caption “Description of Notes” beginning on page S-12 in this prospectus supplement.

Issuer	Tanger Properties Limited Partnership, a North Carolina limited partnership.

Securities Offered	$100.0 million aggregate principal amount of 3.125% Senior Notes due 2026, herein referred to as the Additional Notes.

The Additional Notes will have the same terms and conditions in all respects, except for the issue date and issue price, as the Outstanding Notes that were issued on August 8, 2016 pursuant to the Tenth Supplemental Indenture. The Additional Notes will be consolidated with and form a single series with the Outstanding Notes, and vote on any matter submitted to noteholders with the Outstanding Notes.

The Additional Notes will trade under the same CUSIP number as the Outstanding Notes. Unless the context otherwise requires, references to the “notes” herein refer to the Additional Notes together with the Outstanding Notes.

Maturity Date	The notes will mature on September 1, 2026.

Interest Payment Dates	Semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2017.

Optional Redemption	We may redeem the notes, in whole at any time or in part from time to time, at our option, on not less than 30 nor more than 60 days’ notice, at the applicable redemption price described under “Description of Notes — Optional Redemption.”

Ranking	The Additional Notes:

•	will be senior unsecured obligations;

•	will rank equally and ratably with all our existing and future senior unsecured and unsubordinated indebtedness;

•	will be senior to any future subordinated indebtedness and other liabilities;

•	will be junior to any secured debt to the extent of the assets securing such indebtedness and other liabilities; and

•	will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries.

See “Description of Notes — Ranking.”

Covenants	The Indenture under which the Additional Notes will be issued contains covenants restricting our ability, subject to certain exceptions, to incur debt secured by liens, or to merge or consolidate with another entity or sell all or substantially all of our assets to another person. See “Description of Notes — Additional Covenants of the Operating Partnership.”

Limited Market for the Additional Notes	We do not intend to list the notes, including the Additional Notes, on any securities exchange or have the notes quoted on any automated dealer quotation system. There can be no assurance regarding:

•	whether there is an active trading market for the notes;

•	your ability to sell your notes at all; or

•	the prices at which you may be able to sell your notes.

Use of Proceeds	We intend to use the net proceeds of this offering for the repayment of a portion of our unsecured lines of credit and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of certain of the underwriters will receive a pro rata portion of net proceeds from this offering. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Settlement Date	Delivery of the Additional Notes will be made against payment therefor on or about October 13, 2016.

Trustee	U.S. Bank National Association.

Form and Denominations	The Additional Notes will be issued and maintained in book-entry form registered in the name of the nominee of The Depositary Trust Company. The Additional Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Sinking Fund	The notes are not entitled to any sinking fund payments.

Risk Factors	See “Risk Factors” on page S-6 of this prospectus supplement and on page 3 of the accompanying prospectus for other information you should consider before buying our Additional Notes.

RISK FACTORS

An investment in the Additional Notes involves risks. In addition to the matters discussed under the heading “Risk Factors” on page 3 of the accompanying prospectus, on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2015, and other information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus filed by us and other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, you should consider carefully the following risk factors before deciding to invest in the Additional Notes. If any of the risks below or included or incorporated by reference in the prospectus supplement or the accompanying prospectus were to occur, our business, financial condition, results of operations and liquidity could be materially adversely affected. This may affect our ability to pay interest on the notes or repay the principal when due, and you may lose all or part of your investment.

Risks Related to the Notes

The Additional Notes will not be guaranteed by the Company or any of our subsidiaries and will be effectively subordinated to all existing and future liabilities of our subsidiaries and our secured indebtedness.

The notes are, and the Additional Notes will be, exclusive obligations of the Operating Partnership. In the event of a bankruptcy, liquidation or similar proceedings involving any of our subsidiaries, the creditors of that subsidiary (including, in the case of any subsidiary that has guaranteed any of our existing or future indebtedness, our creditor with respect to the guaranteed indebtedness) will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us.

The notes are, and the Additional Notes will be, unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, administration, reorganization, or other insolvency or bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of the liabilities of our subsidiaries.

We are subject to the risks associated with debt financing.

We are subject to the risks associated with debt financing, including the risk that the cash provided by our operating activities will be insufficient to meet required payments of principal and interest. Disruptions in the capital and credit markets may adversely affect our operations, including the ability to fund the planned capital expenditures and potential new developments or acquisitions. Further, there is the risk that we will not be able to repay or refinance existing indebtedness or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to access capital markets to refinance our indebtedness on acceptable terms, we might be forced to dispose of properties on disadvantageous terms, which might result in losses.

As of June 30, 2016, we had $325.0 million outstanding in unsecured term loans, $191.2 million in mortgage loans and $259.2 million outstanding on our unsecured lines of credit which are subject to variable interest rates. We have entered into interest rate protection agreements that effectively fix the base LIBOR rate at an average of 1.16% on notional amounts aggregating $325.0 million for the unsecured term loans. While we mitigate some of the risk associated with variable interest rates through hedging, we do not mitigate all such risks. As a result, interest rate fluctuations that are not hedged could affect our operating results. We maintain unsecured lines of credit that provide for borrowings of up to $520.0 million. Changes in economic conditions outside our control could result in higher interest expense and reduce the funds available for capital expenditures, potential new developments or acquisitions, operations or other purposes.

The indenture permits us to incur additional debt.

The Indenture, under which the Additional Notes will be issued, permits us to incur substantial further additional debt, even after this offering. Our incurrence of this further additional debt may have important consequences for you as a holder of Additional Notes, including making it more difficult for us to satisfy our obligations with respect to the Additional Notes. As of June 30, 2016, our total indebtedness was approximately $1.6 billion. In addition, between June 30, 2016 and September 30, 2016, we repaid approximately $63.2 million under our unsecured lines of credit. The Additional Notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including guarantees, of our subsidiaries.

The market for the notes is limited.

We do not intend to list the notes, including the Additional Notes, on any securities exchange or have the notes quoted on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes; however, the underwriters are not obligated to do so. The underwriters may discontinue any market-making at any time. Accordingly, we cannot assure you of an active trading market in the notes. Further, declines and volatility in the market for securities generally, as well as changes in our financial performance or prospects, may adversely affect the liquidity of, and trading market in, the notes.

The Company is required by law to make distributions to its shareholders and therefore we must make distributions to the Company.

To obtain the favorable tax treatment associated with its qualification as a REIT, generally, the Company is required to distribute to its common and any preferred shareholders at least 90% of its taxable income (excluding net capital gains) each year. The Company depends upon distributions or other payments from us to make distributions to its shareholders.

Our credit ratings may not reflect all risks of your investment in the Additional Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the Additional Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We will require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our debt, including the notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive and other factors that may be beyond our control.

Based on our current operations, we believe our cash flow from operations, available cash and available borrowings under our credit facilities will be adequate to meet our future liquidity needs for the next several years barring any unforeseen circumstances which are beyond our control. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowing will be available to us under our credit facilities or otherwise in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, before maturity. We cannot assure you that we will be able to refinance any of our debt, including our credit facilities, the existing senior notes or the notes, on commercially reasonable terms or at all.

On July 14, 2016, a lawsuit was filed in the Superior Court of New Jersey seeking to declare that agreements between several of our subsidiaries and the city of Atlantic City violate the New Jersey Constitution and are unauthorized by New Jersey law.

On July 14, 2016, a lawsuit was filed by a local business owner in the Superior Court of New Jersey alleging that agreements that establish the property tax liability of certain of our subsidiaries violate the New Jersey Constitution and are unauthorized by New Jersey law. We believe our agreements are valid and authorized. We intend to defend vigorously against these allegations. Nevertheless, we cannot assure you as to the outcome of this action, or any similar future lawsuit, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims.

USE OF PROCEEDS

We estimate the net proceeds of this offering will be approximately $97.8 million, after deducting the underwriting discount and our estimated expenses related to this offering. We intend to use such net proceeds for the repayment of a portion of our unsecured lines of credit and for general corporate purposes.

We maintain unsecured lines of credit that provide for borrowings of up to $520.0 million and mature in October 2019. As of September 30, 2016, the weighted average interest rate on our outstanding balance under our unsecured lines of credit was 1.35% and a total of $196.0 million was outstanding under these lines of credit.

Affiliates of certain of the underwriters will receive a pro rata portion of net proceeds from this offering. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods shown.

	Six Months Ended June 30,				Year Ended December 31,
	2016		2015		2015		2014		2013		2012	2011
Ratio of Earnings to Fixed Charges(1)	4.4x	(2)	3.0x	(3)	4.6x	(4)	2.1x	(5)	2.9x	(6)	2.1x	2.1x

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings has been calculated by adding fixed charges (excluding capitalized interest), amortization of capitalized interest and distributed income of unconsolidated joint ventures to income from continuing operations before adjustment for equity in earnings of unconsolidated joint ventures. Fixed charges consist of interest costs, whether expensed or capitalized, the amortization of debt issue costs, whether expensed or capitalized and the interest factor of rental expense.
(2)	Earnings before equity in earnings of unconsolidated joint ventures and noncontrolling interests for the six months ended June 30, 2016 includes gain on previously held interest in acquired joint venture of $49.3 million and a $4.9 million gain on the sale of our outlet center in Fort Myers, Florida located near Sanibel Island.
(3)	Earnings before equity in earnings of unconsolidated joint ventures and noncontrolling interests for the six months ended June 30, 2015 includes a $13.7 million gain on the sale of our equity interest in the Wisconsin Dells joint venture.
(4)	Earnings before equity in earnings of unconsolidated joint ventures and noncontrolling interests for the year ended December 31, 2015 include a gain of approximately $120.4 million on the sale of our equity interest in the Wisconsin Dells joint venture and on the sale of our Kittery I & II, Tuscola, West Branch and Barstow outlet centers.
(5)	Earnings before equity in earnings of unconsolidated joint ventures and noncontrolling interests for the year ended December 31, 2014 includes a $7.5 million gain on the sale of our Lincoln City outlet center and a $13.1 million loss on early extinguishment of debt related to the early redemption of senior notes due November 2015.
(6)	Earnings before equity in earnings of unconsolidated joint ventures and noncontrolling interests for the year ended December 31, 2013, includes a $26.0 million gain on a previously held interest in an acquired joint venture.

CAPITALIZATION

The following table sets forth the Operating Partnership’s capitalization as of June 30, 2016 on (i) an actual basis, (ii) a pro forma basis giving effect to the sale by us of $250.0 million in aggregate principal amount of Outstanding Notes on August 8, 2016 and the net proceeds from that offering of $246.7 million, after deducting the underwriting discount and offering expenses, and the application of the net proceeds from the issuance and sale of the Original Notes and (iii) a pro forma as adjusted basis reflecting the pro forma adjustments discussed above and giving effect to the sale by us of $100.0 million in aggregate principal amount of Additional Notes pursuant to this prospectus supplement and the estimated net proceeds from this offering of $97.8 million, after deducting the underwriting discount and estimated offering expenses, and the expected application of the net proceeds from the issuance and sale of the Additional Notes. See “Prospectus Supplement Summary—Recent Developments—Financing Activities—$250.0 Million Senior Notes due 2026” and “Use of Proceeds.” The pro forma information below is illustrative only. You should read the information included in the table below in conjunction with our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2016
	Actual	Pro Forma	Pro Forma as Adjusted
	(unaudited)
	(in thousands)
Debt:
Senior, unsecured notes	$789,991	$1,036,679	$1,134,491
Unsecured term loans	321,980	321,980	321,980
Mortgages payable	235,215	173,215	173,215
Unsecured lines of credit	255,661	70,974	—

Total debt	1,602,847	1,602,847	1,629,686

Total partners’ equity	660,414	660,414	660,414

Total capitalization	$2,263,261	$2,263,261	$2,290,100

DESCRIPTION OF NOTES

The following description of some of the particular terms of the Additional Notes offered by this prospectus supplement supplements and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following statements relating to the notes, including the Additional Notes, and the Indenture (as defined below) are summaries of provisions contained in the notes and the Indenture and do not purport to be complete. These statements are qualified in their entirety by reference to the provisions of the notes and the Indenture. Copies of the Indenture are available upon request. Capitalized terms used under this caption, but not otherwise defined, shall have the meanings given to them in the accompanying prospectus or, if not defined in the prospectus, in the Indenture.

The notes constitute debt securities (which are more fully described in the accompanying prospectus) to be issued pursuant to an indenture dated as of March 1, 1996, between the Operating Partnership, the Company and U.S. Bank National Association, as Trustee, and supplemented by the Tenth Supplemental Indenture dated August 8, 2016 and amended by the First Amendment to Tenth Supplemental Indenture dated October 13, 2016, which we refer to collectively in this prospectus supplement as the Indenture. The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the TIA. The notes are subject to all those terms, and investors are referred to the Indenture and the TIA for a statement of those terms.

General

The Additional Notes to be issued upon the completion of this offering will be a further issuance of our 3.125% Senior Notes due September 1, 2026, which were previously issued on August 8, 2016 in the aggregate principal amount of $250.0 million, which we refer to as the Outstanding Notes. The Additional Notes will be issued pursuant to the Indenture. The Additional Notes are limited initially in aggregate principal amount to $100.0 million. The Indenture does not limit the amount of debt securities that we may issue under the Indenture, and we may issue debt securities in one or more series up to the aggregate amount authorized by us for each series.

The Additional Notes will be consolidated with and form a single series with the Outstanding Notes and vote on any matter submitted to noteholders with the Outstanding Notes. The Additional Notes will be issued subject to the transfer restrictions described in “Restrictions on Ownership and Transfer” in the accompanying prospectus, and will trade under the same CUSIP number as the Outstanding Notes. When we refer to the “notes” in this section, we are referring to the Additional Notes together with the Outstanding Notes. We may, without the consent of the holders of the notes, re-open this series of notes and issue further additional notes under the Indenture, which would be in addition to the $350.0 million of notes authorized as of the date of this prospectus supplement. Any such additional notes shall be part of the same series of securities issued under the Indenture as the notes offered by this prospectus supplement.

The Additional Notes will be issued only in fully registered form, without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The principal of, and premium, if any, and interest on, the Additional Notes will be payable in U.S. dollars. The Additional Notes will be evidenced by a global note, the Global Note, in book-entry form, except under the limited circumstances described below under “— Book-Entry System.” Notices or demands to or upon the Operating Partnership in respect of the notes and the Indenture may be served and, if notes are issued in definitive certificated form, notes may be surrendered for payment, registration of transfer or exchange, at the office or agency of the Operating Partnership maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the office of the Trustee, which on the date of this prospectus supplement is located at U.S. Bank National Association, Attention: Corporate Trust, One Federal Street, 3rd Floor, Boston, MA 02110.

Reference is made to the section titled “Description of Debt Securities and Guarantees — Certain Covenants” in the accompanying prospectus, as supplemented and modified by “— Additional Covenants of the Operating Partnership” below for a description of certain covenants applicable to the notes. Compliance with these covenants generally may be waived if the holders of a majority in principal amount of the outstanding notes consent to such waiver. In addition, the defeasance and covenant defeasance provisions of the Indenture described under “Description of Debt Securities and Guarantees — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will apply to the Additional Notes; covenant defeasance will be applicable with respect to the covenants described in the accompanying prospectus under “Description of Debt Securities and Guarantees — Certain Covenants” (except the covenant requiring the Operating Partnership to preserve and keep in full force and effect its corporate existence) and the covenants described below under “— Additional Covenants of the Operating Partnership.”

Except as described under “Description of Debt Securities and Guarantees — Merger, Consolidation or Sale” in the accompanying prospectus or “— Additional Covenants of the Operating Partnership” below, the Indenture does not contain any provisions that would afford holders of the notes protection in the event of

•	a highly leveraged or similar transaction involving the Operating Partnership,

•	a change of control, or

•	a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the notes.

In addition, subject to the limitations set forth under “Description of Debt Securities and Guarantees — Merger, Consolidation or Sale” in the accompanying prospectus, the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership with another entity that would increase the amount of the Operating Partnership’s indebtedness or substantially reduce or eliminate the Operating Partnership’s assets, which may have an adverse effect on the Operating Partnership’s ability to service its indebtedness, including the notes.

The Company has no present intention of engaging in a highly leveraged or similar transaction involving the Operating Partnership. In addition, certain restrictions on ownership and transfers of the Company’s stock designed to preserve its qualification as a REIT may act to prevent or hinder any such transaction or change of control.

Ranking

The Additional Notes will be our direct, senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness from time to time outstanding. The Additional Notes will be effectively subordinated to all indebtedness and other liabilities (including guarantees) of our subsidiaries from time to time outstanding, will be effectively subordinated to all of our existing and future indebtedness that is guaranteed by our subsidiaries to the extent of those guarantees, and will also be subordinated to any secured indebtedness we may issue to the extent of any collateral pledged as security therefor. As of June 30, 2016, the Operating Partnership had outstanding indebtedness aggregating approximately $1.6 billion, of which approximately $235.2 million is secured indebtedness or unsecured indebtedness of our consolidated subsidiaries. See “Risk Factors — The Additional Notes will not be guaranteed by the Company or any of our subsidiaries and will be effectively subordinated to all existing and future liabilities of our subsidiaries and our secured indebtedness.” Although the Indenture and other debt instruments to which we are a party limit our ability and the ability of our subsidiaries to incur additional indebtedness, both we and our subsidiaries have the right to incur substantial additional secured and unsecured indebtedness.

Interest and Maturity

The entire principal amount of the notes will mature and become payable on September 1, 2026, or the Maturity Date, together with accrued and unpaid interest unless earlier redeemed. The notes are not entitled to the benefit of any sinking fund payments and will not be convertible into or exchangeable for any of our equity interests. The notes are subject to redemption at the Operating Partnership’s option and are not subject to repayment or repurchase by the Operating Partnership at the option of the Holders (as defined below). See “— Optional Redemption” below.

The notes will bear interest at the rate per year set forth on the cover page of this prospectus supplement from August 8, 2016 or from the most recent Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on March 1 and September 1 of each year, or the Interest Payment Dates, commencing on March 1, 2017, and on the Maturity Date, to the persons or “holders” in whose names the notes are registered in the security register applicable to the notes, or the Holders, at the close of business on February 15 or August 15, or the Regular Record Dates, as the case may be, immediately before the related Interest Payment Dates, regardless of whether such Regular Record Date is a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The principal of each note payable at maturity will be paid against presentation and surrender of the note at the corporate trust office of the Trustee, located initially at U.S. Bank National Association, Attention: Corporate Trust, 60 Livingston Street, St. Paul, MN 55107, in coin or currency of the United States that at the time of payment is legal tender for payment of public and private debt.

If any Interest Payment Date, the Maturity Date, any date fixed for redemption or any other day on which the principal of, premium, if any, or interest on a note becomes due and payable falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, Maturity Date, redemption date or other date, as the case may be. For purposes of the notes, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Ratings

The rating of the notes should be evaluated independently from similar ratings on other types of securities. In addition, the credit ratings on the notes are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, a rating is not a recommendation to buy, sell or hold the notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor.

Additional Covenants of the Operating Partnership

Reference is made to the section titled “Description of Debt Securities and Guarantees — Certain Covenants” in the accompanying prospectus for a description of certain covenants applicable to the notes. In addition to the foregoing, the following covenants of the Operating Partnership will apply to the notes for the benefit of the holders of the notes:

Limitations on Incurrence of Indebtedness

The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness, other than Permitted Indebtedness, if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is greater than 60% of the sum of (i) the Operating Partnership’s Total Assets as of the end of the calendar quarter covered in the Operating Partnership’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and (ii) any increase in the Total Assets since the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (such increase together with the Total Assets being referred to as the Adjusted Total Assets).

Limitation on Incurrence of Secured Indebtedness

In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Secured Indebtedness, whether owned at the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Indebtedness, the aggregate principal amount of all outstanding Secured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership’s Adjusted Total Assets.

For purposes of this covenant, Indebtedness is deemed to be “incurred” by the Operating Partnership or its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

Maintenance of Total Unencumbered Assets

The Operating Partnership will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Operating Partnership and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

Debt Service Income Ratio

In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period; and (iv) in the case of an acquisition or disposition by the Operating Partnership or any Subsidiary or any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had incurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

Restrictions on Dividends and Other Distributions

The Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership’s capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution (i) no default under the Indenture shall have occurred or be continuing and (ii) the aggregate sum of all distributions made after the date of the Indenture shall not exceed the sum of

(y) 95% of the aggregate cumulative Funds From Operations of the Operating Partnership accrued on a cumulative basis from the date of the Indenture until the end of the last fiscal quarter prior to the contemplated payment, and (z) the aggregate Net Cash Proceeds received by the Operating Partnership after the date of the Indenture from the issuance and sale of Capital Stock of the Operating Partnership or the Company to the extent such proceeds are contributed to the Operating Partnership; provided, however, that the foregoing limitation shall not apply to any distribution or other action which is necessary to maintain the Company’s status as a REIT under the Code, if the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and the Company on a consolidated basis at such time is less than 60% of Adjusted Total Assets.

Existence

Except as permitted under “Merger, Consolidation or Sale,” each of the Operating Partnership and the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that neither the Operating Partnership nor the Company shall be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

Maintenance of Centers

Each of the Operating Partnership and the Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership and the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership, the Company and any Subsidiary shall not be prevented from closing, selling or otherwise disposing for value their respective properties except as otherwise provided in “Merger, Consolidation or Sale.”

Insurance

The Operating Partnership and the Company will be required to, and will be required to cause each of their respective Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility.

Payment of Taxes and Other Claims

Each of the Operating Partnership and the Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of it or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership, the Company or any Subsidiary; provided, however, that neither the Operating Partnership nor the Company shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information

Whether or not the Operating Partnership or the Company is subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, the Operating Partnership and the Company will, to the extent permitted under the Exchange Act, be required to file with the SEC the annual reports, quarterly reports and other documents which the Operating Partnership and the Company would have been required to file with the SEC pursuant to such Section 13 or 15(d) of the Exchange Act, or the Financial Statements, if the Operating Partnership and the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates, or the Required Filing Dates, by which the Operating Partnership and the Company would have been required so to file such documents if the Operating Partnership and the Company were so subject.

The Operating Partnership and the Company will also in any event (i) within 15 days of each Required Filing Date (y) transmit by mail to all Holders of debt securities, as their names and addresses appear in the Security Register, without cost to such Holders copies of the annual reports and quarterly reports which the Operating Partnership and the Company would have been required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act if the Operating Partnership and the Company were subject to such Sections, and (z) file with the applicable trustee, copies of the annual reports, quarterly reports and other documents which the Operating Partnership and the Company would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership and the Company were subject to such Sections, and (ii) if filing such documents by the Operating Partnership and the Company with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

As used herein:

“Annual Service Charge” as of any date means the amount which is expensed or capitalized in the immediately preceding four fiscal quarter periods for interest on Indebtedness, excluding amounts relating to the amortization of deferred financing costs.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase warrants, options, participations, rights in or other equivalents (however designated) of such Person’s capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any preferred stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or hereafter issued.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries plus amounts which have been deducted for (i) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (v) amortization of deferred charges, and (vi) provisions for or realized losses on properties, less amounts which have been included for gains on properties.

“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Funds from Operations,” or FFO, means for any period the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization uniquely significant to real estate, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses with respect to the disposition of investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership’s ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis.

“GAAP” means generally accepted accounting principles, as in effect from time to time, as used in the United States applied on a consistent basis.

“Intercompany Debt” means indebtedness owed by the Operating Partnership, Company or any Subsidiary solely to the Operating Partnership, Company or any Subsidiary.

“Indebtedness” means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property as lessee which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

“Net Cash Proceeds” means the proceeds of any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Operating Partnership or any Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Permitted Indebtedness” means Indebtedness of the Operating Partnership, the Company or any Subsidiary owing to any Subsidiary, the Company or the Operating Partnership pursuant to an intercompany note, provided that such Indebtedness is expressly subordinated in right of payment to the Securities; provided further that any disposition, pledge or transfer of such Indebtedness to a Person (other than the Operating Partnership or another Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Operating Partnership, the Company or a Subsidiary, as the case may be, and not Permitted Indebtedness as defined herein.

“Person” means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Secured Indebtedness” means any Indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any property of the Operating Partnership or any Subsidiary.

“Securities” means any note or notes, bond or bonds, debenture or debentures, or any other evidences of Indebtedness, as the case may be, authenticated and delivered under the Indenture or any Supplemental Indenture; provided, however that, if at any time there is more than one Person acting as Trustee under the Indenture or any Supplemental Indentures, “Securities”, with respect to any such Person, shall mean Securities authenticated and delivered under the Indenture or any Supplemental Indenture, exclusive, however of Securities of any series as to which such Person is not Trustee.

“Subsidiary” means any entity of which at the time of determination the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock. The foregoing definition of “Subsidiary” shall only be applicable with respect to the covenants and other definitions set forth herein under this caption “— Additional Covenants of the Operating Partnership” and in the accompanying prospectus under “Description of Debt Securities and Guarantees — Merger, Consolidation or Sale.”

“Total Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

“Total Unencumbered Assets” as of any date means Total Assets minus the value of any properties of the Operating Partnership and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind to secure Indebtedness (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of the covenant set forth above in “— Maintenance of Total Unencumbered Assets,” all investments in any Person that is not consolidated with the Operating Partnership for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property (original cost plus capital improvements) and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Indebtedness” means Indebtedness of the Operating Partnership or any Subsidiary that is not secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any property of the Operating Partnership or any Subsidiary.

“Voting Stock” means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or persons performing similar functions) provided that the stock that carries only the right to vote conditionally on the happening of an event is not considered Voting Stock.

Optional Redemption

Prior to June 1, 2026, the notes will be redeemable, at any time in whole or from time to time in part, at the option of the Operating Partnership on any date at a redemption price equal to the greater of:

(a)	100% of the principal amount of the notes to be redeemed, and

(b)	the sum of the present values as of the date of redemption or accelerated payment of the remaining scheduled payments of principal of and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption or acceleration date) discounted to such redemption or acceleration date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 25 basis points, plus, in the case of both clauses (a) and (b) above, any accrued and unpaid interest on the principal amount of the notes being redeemed to, but excluding, such redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on an Interest Payment Date falling on or prior to the relevant redemption date will be payable to the persons who were the holders of the notes registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture.

If the notes are redeemed on or after June 1, 2026, the redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption or acceleration date for the notes:

(a)

the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve

System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or

(b)	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated by the Operating Partnership and certificated to the Trustee in writing on the third business day preceding the applicable redemption or acceleration date.

“Comparable Treasury Issue” means, with respect to any redemption or acceleration date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Operating Partnership.

“Comparable Treasury Price” means, with respect to any redemption or acceleration date for the notes:

(a)	the average of four Reference Treasury Dealer Quotations for such redemption or acceleration date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

(b)	if the Operating Partnership obtains fewer than four but more than one such Reference Treasury Dealer Quotations for such redemption or acceleration date, the average of all such quotations, or

(c)	if the Operating Partnership obtains only one such Reference Treasury Dealer Quotation for such redemption or acceleration date, that Reference Treasury Dealer Quotation.

“Reference Treasury Dealer” means with respect to any redemption or acceleration date for the notes, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (and their respective successors provided, however, that if any such firm or any such successor, as the case may be, ceases to be a primary U.S. Government securities dealer in The City of New York, or a Primary Treasury Dealer, the Operating Partnership shall substitute therefor another Primary Treasury Dealer) and two other Primary Treasury Dealers selected by the Operating Partnership.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption or acceleration date for the notes, the average, as determined by the Operating Partnership, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Operating Partnership by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption or acceleration date.

“Final Maturity Date” means September 1, 2026.

Notice of any redemption by the Operating Partnership will be mailed at least 30 days but not more than 60 days before any redemption date to each holder of notes to be redeemed. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by the holder to be redeemed.

If we choose to redeem less than all of the notes of a series, we will notify the Trustee at least 40 days prior to the redemption date, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of notes of the series to be redeemed, if less than all of the notes of that series are to be redeemed, and their redemption date. The Trustee will select, based on a method that most nearly approximates a pro rata selection unless otherwise required by law or applicable stock exchange or depositary requirements, no less than 30 days nor more than 60 days prior to the redemption date, the notes of that series to be redeemed in whole or in part.

Unless the Operating Partnership defaults in payment of the redemption price, on and after any redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

No Guarantees

Neither Tanger Factory Outlet Centers, Inc. nor any of our subsidiaries will guarantee the payment of principal, interest or other amounts due under the notes.

Governing Law

The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the notes will be as well.

Book-Entry System

The following are summaries of certain rules and operating procedures of The Depository Trust Company, or DTC, that affect the payment of principal, premium, if any, and interest and transfers of interests in the Global Note. Upon issuance, the notes will only be issued in the form of a Global Note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (1) by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC, or participants, or persons that may hold interests through participants. Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such Global Note beneficially owned by participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Note.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the notes represented by the Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Operating Partnership understands that under existing industry practices, if the Operating Partnership requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of the Operating Partnership, the Trustee or any other agent of the Operating Partnership or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership of interests in the Global Note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. The Operating Partnership expects that DTC, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. The Operating Partnership also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

The Tenth Supplemental Indenture will provide that if (1) DTC notifies the Operating Partnership that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered as such under the Exchange Act at any time when the depositary is required to be so registered in order to act as depositary for the notes and a successor depositary is not appointed within 90 days after the Operating Partnership receives such notice or learns of such ineligibility, (2) the Operating Partnership determines that the notes shall no longer be represented by a Global Note and executes and delivers to the Trustee an officers’ certificate to that effect or (3) an Event of Default with respect to the notes has occurred and is continuing and beneficial owners representing a majority in aggregate principal amount of the outstanding notes advise DTC to cease acting as depositary for the notes, the Operating Partnership will issue the notes in definitive form in exchange for interests in the Global Note. Any notes issued in definitive form in exchange for interests in the Global Note will be registered in such name or names, and will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Note.

DTC has advised the Operating Partnership that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal, premium, if any, and interest in respect of the Global Note will be made by the Operating Partnership by wire transfer of immediately available funds to an account maintained in the United States.

If notes are issued in definitive certificated form under the limited circumstances described above, payments of interest on the certificated notes may be made, at our option, by check mailed to the addresses of the persons entitled thereto, as such addresses appear in the register for the notes, or by wire transfer to accounts maintained by the payees in the United States; provided, however, that a Holder of $5 million or more in aggregate principal amount of notes in definitive certificated form will be entitled to receive payments of interest due on any Interest Payment Date by wire transfer of immediately available funds to an account maintained by such Holder in the United States so long as such Holder has given appropriate wire transfer instructions to the Trustee or a paying agent at least 15 calendar days prior to the applicable Interest Payment Date. Any such wire transfer instructions will remain in effect until revoked by such Holder or until such person ceases to be a Holder of $5 million or more in aggregate principal amount of notes in definitive certificated form.

Payments of principal of and premium, if any, and interest on notes in definitive certificated form that are due and payable on the Maturity Date, any redemption date or any other date on which principal of such notes is due and payable will be made by wire transfer of immediately available funds to accounts maintained by the Holders thereof in the United States, so long as such Holders have given appropriate wire transfer instructions to the Trustee or a paying agent, against surrender of such notes to the Trustee or a paying agent; provided that installments of interest that are due and payable on any Interest Payment Date falling on or prior to such Maturity Date, redemption date or other date on which principal of such notes is payable will be paid in the manner described in the preceding paragraph to the persons who were the Holders of such notes registered as such at the close of business on the relevant Regular Record Dates according to the terms and provisions of the Indenture.

The notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. The Operating Partnership expects that secondary trading in the certificated notes, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO TANGER FACTORY OUTLET CENTERS, INC. OF ITS REIT ELECTION

The following is a general summary of certain material U.S. federal income tax considerations relating to our election to be taxed as a REIT and supersedes the discussion in the accompanying prospectus under the heading “Material Federal Income Tax Considerations to Tanger Factory Outlet Centers, Inc. of its REIT Election.” For purposes of this discussion, references to “we,” “our” and “us” mean only Tanger Factory Outlet Centers, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the Internal Revenue Service (the “IRS”); and

•	court decisions;

in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have received a private letter ruling from the IRS with respect to certain issues relevant to our qualification as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling, and the statements herein are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-United States tax consequences, or any tax consequences arising under any federal tax other than the federal income tax, associated with our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of our securities, including the federal, state, local, non-United States and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Tanger Factory Outlet Centers, Inc.

General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized and have operated in a manner which has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1993, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations thereof.

Our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated federal income tax treatment may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

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Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•

Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset determined at the time we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset (or, under temporary regulations currently in effect until June 7, 2019, for an acquisition that takes place on or after August 8, 2016, during the ten-year period beginning on such date), then we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•	Tenth, entities we own that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

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Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or (for taxable years beginning after December 31, 2015) “redetermined TRS service income.” See “— Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

•

Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its applicable share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our capital stock.

•

Thirteenth, if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our stock and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations. Other countries may also impose taxes on our operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our non-United States tax liability. However, there can be no assurance that we will be able to eliminate our non-United States tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those taxes.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized and have operated in a manner to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These share ownership and transfer restrictions are generally described in “Restrictions on Ownership and Transfer” in the accompanying prospectus. These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “— Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of such partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of such partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of the Operating Partnership, including the Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies treated as partnerships for federal income tax purposes is set forth below in “—Tax Aspects of the Operating Partnership.”

We have control of the Operating Partnership and intend to operate it in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We currently own interests in three taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below, and their operations will be subject to the provisions described above. See “— Asset Tests.”

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” interest on obligations adequately secured by mortgages on real property, and certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the

•

tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

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We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends or interest, the 95% gross income test.

We generally do not intend, and as a general partner of the Operating Partnership, do not intend to permit the Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of the value of such property.

For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the underlying obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the loan is not fully secured by real property, the interest income must be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property security. In this case, we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when we commit to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test and (B) for taxable years beginning after December 31, 2015, new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have various investments in entities located outside the United States, and in the future we may invest in additional entities or properties located outside the United States. In addition, from time to time we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Any foreign currency gains, to the extent attributable to specified items of qualifying income or gain or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be excluded from these tests, provided we do not deal in or engage in substantial and regular trading in securities, which we have not done and do not intend to do.

To the extent our taxable REIT subsidiaries pay dividends or interest, we generally will derive our allocable share of such dividend or interest income through our interest in the Operating Partnership. Such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property). We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation of Tanger Factory Outlet Centers, Inc. — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the Operating Partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by the Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or (for taxable years beginning after December 31, 2015) redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our taxable REIT subsidiaries may provide services to our tenants. We intend to set the fees paid to our taxable REIT subsidiaries for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds. For taxable years beginning after December 31, 2015, the term “real estate assets” also includes debt instruments of publicly offered REITs, mortgages secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

The Operating Partnership owns 100% of the stock of certain corporations that have elected, together with us, to be treated as our taxable REIT subsidiaries. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their stock. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 25% (20% for taxable years beginning after December 31, 2017) of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

Fifth, for taxable years beginning after December 31, 2015, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets effective for taxable years beginning after December 31, 2015, as described above.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our qualified REIT subsidiaries, partnerships or limited liability companies) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in a partnership or limited liability company that owns such securities, or acquiring other assets). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to the Operating Partnership or as other partners in the Operating Partnership exercise their rights to exchange their limited partnership units in the Operating Partnership. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a change caused by changes in the foreign currency exchange rate used to value foreign assets). If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in the Operating Partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5%

and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in the Operating Partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

Also, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset, within a specified recognition period following our acquisition of such asset, that we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, determined at the time we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential — i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made in our taxable years beginning after December 31, 2014, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a “publicly offered REIT.” To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of the Operating Partnership authorizes us, as general partner of the Operating Partnership, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property in order to meet the distribution requirements, while preserving our cash.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Record Keeping Requirements. We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding common shares.

Failure To Qualify. If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership

General. Substantially all of our investments are held indirectly through the Operating Partnership. In addition, the Operating Partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by the Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “— Taxation of Tanger Factory Outlet Centers, Inc.”

Entity Classification. Our interests in the Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations for federal income tax purposes. If the Operating Partnership or a subsidiary partnership or limited liability company were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Taxation of Tanger Factory Outlet Centers, Inc. — Asset Tests” and “— Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of the Operating Partnership, a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. We believe the Operating Partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members, provided such allocations comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. We intend that the allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest from time to time comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Centers. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company treated as a partnership, in exchange for an interest in the partnership or limited liability company, must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (a “Book-Tax Difference”), as adjusted from time to time. In addition, income, gain, loss and deductions must be allocated in a manner that takes into account Book-Tax Differences arising from the revaluation of property (which must occur in certain circumstances) held by a partnership or limited liability company treated as a partnership. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

In general, the Non-Company LPs will be allocated lower amounts of depreciation deductions for tax purposes than if such deductions were determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Non-Company LPs, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of such assets to the Operating Partnership. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company’s ability to comply with the REIT distribution requirements. See “— Annual Distribution Requirements.”

Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences. We and the Operating Partnership have agreed to use the “traditional method” for accounting for Book-Tax Differences for the factory outlet centers that were initially contributed to the Operating Partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of the Operating Partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Tanger Factory Outlet Centers, Inc. — Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.” With respect to property contributed to the Operating Partnership subsequent to the contribution of the initially contributed factory outlet centers or with respect to property revalued as referred to above, we and the Operating Partnership have agreed to account for Book-Tax Differences under any method approved under Section 704(c) of the Code and the applicable regulations as chosen by the Operating Partnership’s general partner under the Operating Partnership’s partnership agreement.

The factory outlet centers initially contributed to the Operating Partnership by the Company, as well as any properties acquired by the Operating Partnership in a taxable transaction, will initially have a tax basis equal to their fair market value, and Section 704(c) of the Code will not apply to them.

Partnership Audit Rules. The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017) among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest (including the Operating Partnership) being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules depend in many respects on the promulgation of future regulations or other guidance by the U.S. Treasury.

Other Tax Consequences

State, local and non-United States income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-United States jurisdiction, or any federal tax other than the income tax. Prospective investors should consult their tax advisor regarding the effect of state, local and non-United States tax laws with respect to our tax treatment as a REIT.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF ADDITIONAL NOTES

The following is a general summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Additional Notes by holders who purchase Additional Notes for cash at their original issuance at the offering price indicated on the cover page of this prospectus supplement. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not and will not seek any rulings from the IRS regarding the matters discussed below. We can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the Additional Notes. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders who hold the Additional Notes as capital assets (generally, property held for investment) and who purchase their Additional Notes as part of this offering for an amount of cash equal to the offering price set forth on the cover page of this prospectus supplement. It does not describe any tax consequences arising under the tax laws of any state, local or foreign jurisdiction, any estate or gift tax consequences, the Medicare contribution tax on net investment income, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks and other financial institutions;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold Additional Notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk-reduction transaction;

•	persons liable for alternative minimum tax;

•	expatriates;

•	U.S. Holders (defined below) that have a “functional currency” other than the U.S. dollar;

•	pass-through entities or investors who hold Additional Notes through pass-through entities;

•	passive foreign investment companies; and

•	controlled foreign corporations.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Additional Notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If a holder is a partner in an entity or arrangement that is treated as a partnership that is considering purchasing Additional Notes, such holder should consult with its tax advisor.

U.S. Holders

As used in this discussion, a “U.S. Holder” is a beneficial owner of Additional Notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a domestic trust.

Pre-Issuance Accrued Interest

A portion of the price paid for the Additional Notes will be allocable to interest that accrued prior to the date the Additional Notes are purchased (the “pre-issuance accrued interest”). We intend to take the position that the portion of the interest received on the first interest payment date equal to the pre-issuance accrued interest should be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the Additional Notes. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received, and the portion of the price paid for the Additional Notes that is allocable to pre-issuance accrued interest should be excluded from the U.S. Holder’s tax basis in the applicable Additional Notes.

Amortizable Bond Premium

Generally, if a U.S. Holder purchases an Additional Note for an amount (excluding any portion thereof allocable to pre-issuance accrued interest) that exceeds the amount payable at maturity of the Additional Note (other than payments of stated interest), such U.S. Holder may elect to amortize such excess (referred to as “amortizable bond premium”) under a constant-yield method over the period from the U.S. Holder’s acquisition date to the Additional Note’s maturity date or the applicable call date. The amortization of amortizable bond premium is treated as a reduction of interest on the Additional Notes instead of as a deduction. The Additional Notes are subject to call provisions at our option at various times, and a U.S. Holder generally will be required to calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) for this purpose results in a smaller amortizable bond premium for the period ending on the call date. Thus, because we may call the Additional Notes under certain circumstances at a price in excess of their principal amount, any reduction to interest income on account of amortizable bond premium may be reduced or delayed as a result of these call rights. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the Additional Notes by the amount of the amortized bond premium used to offset stated interest income as set forth above. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) that are held by the U.S. Holder during the first taxable year to which the election applies or that are thereafter acquired by the U.S. Holder.

The election may not be revoked without the consent of the IRS. If a U.S. Holder does not elect to amortize bond premium, the premium will be included as part of the cost paid by the U.S. Holder to acquire the relevant Additional Notes for purposes of calculating such U.S. Holder’s adjusted tax basis in the Additional Notes and therefore will decrease the gain or increase the loss such U.S. Holder would otherwise recognize on the disposition of its Additional Notes. U.S. Holders should consult their own tax advisors as to the applicability of the amortizable bond premium rules to their purchase of the Additional Notes, including the effect of the rules relating to call rights referred to above.

Stated Interest

Stated interest on the Additional Notes (excluding any amount treated as pre-issuance accrued interest and reduced by any amortizable bond premium, as discussed above) is generally taxable to a U.S. Holder as ordinary income when it accrues or when the U.S. Holder receives it, in accordance with the U.S. Holder’s regular method of accounting for tax purposes.

Sale or Other Taxable Disposition

Upon the sale, taxable exchange, redemption, retirement or other taxable disposition of Additional Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest on the Additional Notes to the extent not previously included in income, which will generally be taxable as ordinary income, except to the extent attributable to pre-issuance accrued interest) and such holder’s adjusted tax basis in the Additional Notes. A U.S. Holder’s adjusted tax basis in an Additional Note generally will equal the cost of the Additional Note to such holder, excluding any amount attributable to pre-issuance accrued interest and decreased by the amount of any bond premium previously amortized. Any capital gain or loss recognized on the disposition of Additional Notes will be long-term capital gain or loss if the U.S. Holder has held the relevant Additional Notes for more than one year at the time of disposition. For certain non-corporate holders, net long-term capital gain is currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, Additional Notes held by a U.S. Holder, unless such holder establishes, if requested to do so, that it is an exempt recipient. If the U.S. Holder does not establish that it is an exempt recipient, backup withholding generally will apply to such payments unless a U.S. Holder provides us or the appropriate intermediary with a taxpayer identification number and complies with certain certification procedures.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are allowable as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, and the U.S. Holder may qualify for a refund if it timely provides the required information to the IRS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Additional Notes that is not a U.S. Holder.

Interest

Subject to the discussions under “Information Reporting and Backup Withholding” and “Additional Withholding Tax on Payments Made to Foreign Accounts” below, interest paid on an Additional Note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding tax, provided that:

•	the Non-U.S. Holder is not a direct, indirect or constructive owner of 10% or more of our capital or profits interests;

•	the Non-U.S. Holder is not a “controlled foreign corporation” related to us directly, indirectly or constructively through stock or other equity ownership;

•

Either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Additional Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Additional Note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest on an Additional Note is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if the Non-U.S. Holder is entitled to benefits under an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by it in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if the Non-U.S. Holder is a corporate holder, it may also be subject to a branch profits tax on its effectively connected earnings and profits attributable to such income at a rate of 30% or such lower rate as may be available under an applicable income tax treaty). If interest is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, payments of such interest generally will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with a properly completed Form W-8ECI or other applicable certification, signed under penalties of perjury.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest on the Additional Notes. However, Non-U.S. Holders should consult their tax advisors regarding whether they may qualify to claim a refund with respect to any withholding imposed on the portion of the first interest payment on an Additional Note that is allocable to pre-issuance accrued interest.

Sale or Other Taxable Disposition

Subject to the discussions under “Information Reporting and Backup Withholding” and “Additional Withholding Tax on Payments Made to Foreign Accounts” below, any gain (other than amounts attributable to accrued and unpaid interest, which would be treated as discussed above under “Non-U.S. Holders — Interest”) realized by a Non-U.S. Holder on the sale, taxable exchange, redemption, retirement or other taxable disposition of an Additional Note generally will not be subject to U.S. federal income or withholding tax, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied; or

•

such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if the Non-U.S. Holder is entitled to benefits under an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by it in the United States.

If the first bullet point applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which its capital gains from U.S. sources exceed capital losses allocable to U.S. sources (without taking into account any capital loss carryovers). If the second bullet point applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise (and, if it is a corporation, the Non-U.S. Holder may also be subject to the branch profits tax described above).

Information Reporting and Backup Withholding

Payments to a Non-U.S. Holder of interest on an Additional Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the Non-U.S. Holder. U.S. backup withholding generally will not apply to payments of interest on an Additional Note if the relevant Non-U.S. Holder duly provides a certification as to its foreign status, or otherwise establishes an exemption, provided that we or our paying agent do not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person.

Payment of the proceeds on the sale or other disposition (including a retirement or redemption) of an Additional Note by a Non-U.S. Holder effected by the U.S. office of a U.S. or foreign broker generally will be subject to information reporting requirements and backup withholding unless the Non-U.S. Holder properly certifies its foreign status under penalties of perjury and certain other conditions are met, or otherwise establishes an exemption. Payments of the proceeds on the sale or other disposition (including a retirement or redemption) by a Non-U.S. Holder made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to such payments if the broker is a U.S. person or has certain connections to the United States.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, and the Non-U.S. Holder may qualify for a refund if it timely provides the required information to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, and on or after January 1, 2019 payments of gross proceeds from the sale or other disposition of, Additional Notes made to a “foreign financial institution” or a “non-financial foreign entity” (in each case, as defined in the Code), regardless of whether such foreign institution or entity is a beneficial owner or an intermediary, unless (1) in the case of a foreign financial institution, the foreign financial institution undertakes certain diligence and reporting obligations, (2) in the case of a non-financial foreign entity, the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner and satisfies certain other requirements or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “U.S. persons” or “U.S.-owned foreign entities” (in each case, as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Withholding under FATCA generally will apply to payments of interest on an Additional Note regardless of when they are made. However, under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will only apply to payments of gross proceeds from the sale or other disposition of an Additional Note on or after January 1, 2019. Prospective investors should consult their tax advisors regarding the consequences and application of the rules under FATCA.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE ADDITIONAL NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the Additional Notes described in this prospectus supplement through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and U.S. Bancorp Investments, Inc. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed severally, and not jointly, to purchase, the aggregate principal amount of Additional Notes listed next to its name in the following table:

Underwriter	Principal Amount of Additional Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$27,500,000
U.S. Bancorp Investments, Inc.	27,500,000
Jefferies LLC	15,000,000
SunTrust Robinson Humphrey, Inc.	15,000,000
Wells Fargo Securities, LLC	15,000,000

Total	$100,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the Additional Notes if they buy any of them. The underwriters will sell the Additional Notes to the public when and if the underwriters buy the Additional Notes from us.

The underwriters have advised us that they propose initially to offer the Additional Notes to the public at the public offering prices set forth on the cover of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the Additional Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the Additional Notes to certain other dealers. After the public offering of the Additional Notes, the public offering price and other selling terms may be changed.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $500,000.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

We do not intend to list the notes, including the Additional Notes, on any securities exchange or have the notes quoted on any automated dealer quotation system. The underwriters may make a market in the notes, but they are not be obligated to do so and may discontinue any market-making activities at any time without notice. We cannot assure you of an active trading market in the notes. If there is not an active market in the notes, the market price and liquidity of the notes may be adversely affected.

We expect that the delivery of the Additional Notes will be made against payment therefor on or about October 13, 2016, which is the fifth business day following the date of this prospectus supplement (the settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC promulgated under the Exchange Act trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade the Additional Notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the Additional Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own adviser.

In connection with the offering of the Additional Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Additional Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Additional Notes in the open market to cover short positions or to stabilize the price of the Additional Notes. Any of these activities may stabilize or maintain the market price of the Additional Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the

Additional Notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The underwriters and their respective affiliates have provided and may in the future provide commercial, financial advisory or investment banking services for us and our subsidiaries for which they have received or will receive customary compensation. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the Trustee.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Additional Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Additional Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds from this offering will be used for the repayment of a portion of our unsecured lines of credit and for general corporate purposes, and as a result affiliates of certain underwriters will receive a pro rata portion of net proceeds from this offering.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of notes is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any notes will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any notes acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the Representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and accompanying prospectus by reference to the Annual Report on Form 10-K of Tanger Properties Limited Partnership for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the Additional Notes will be passed upon for us by Latham & Watkins LLP, New York, New York and Womble Carlyle Sandridge & Rice, LLP, Greensboro, North Carolina. Certain matters relating to the Additional Notes will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

Clifford Chance US LLP, New York, New York will rely as to matters of North Carolina law on the opinions of Womble Carlyle Sandridge & Rice, LLP, Greensboro, North Carolina.

Tanger Factory Outlet Centers, Inc.

Preferred Shares, Depositary Shares, Common Shares and Common Share Warrants

Tanger Properties Limited Partnership

Debt Securities

Tanger Factory Outlet Centers, Inc. may from time to time offer:

(1)	preferred shares;

(2)	preferred shares represented by depositary shares;

(3)	common shares; or

(4)	warrants to purchase our common shares; and

Tanger Properties Limited Partnership may from time to time offer in one of more series its debt securities, which may either be senior or subordinated.

Tanger Factory Outlet Centers, Inc. and its subsidiaries is referred to in this prospectus as the Company, and Tanger Properties Limited Partnership and its subsidiaries is referred to in this prospectus as the Operating Partnership. The terms “we”, “our” and “us” refer to the Company and the Operating Partnership together, as the context requires.

The preferred shares, depositary shares, common shares, warrants to purchase our common shares and debt securities (collectively, the “Offered Securities”) may be offered, separately or together, in separate series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus. Under this Registration Statement, the Company can issue equity securities and debt guarantees, but not debt securities, and the Operating Partnership can issue only debt securities. Except as provided in the following sentence, the Company will unconditionally guarantee the payment of principal and a premium, if any, and interest on debt securities offered by the Operating Partnership, to the extent and on the terms described herein and in any accompanying prospectus supplement to this prospectus. If the Operating Partnership issues non-convertible investment grade debt securities, the applicable prospectus supplement will provide whether the securities are guaranteed by the Company.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The specific terms may include limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust (“REIT”) for federal income tax purposes.

See “Risk Factors” beginning on page 3 of this Prospectus for a description of certain factors that should be considered by purchasers of our securities.

Our common shares are traded on the New York Stock Exchange under the symbol “SKT.” On June 1, 2015, the last reported sale price of our common shares was $34.06 per share.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 2, 2015

i

Tanger Factory Outlet Centers, Inc. and its subsidiaries is referred to in this prospectus as the Company, and Tanger Properties Limited Partnership and its subsidiaries is referred to in this prospectus as the Operating Partnership. The terms “we”, “our” and “us” refer to the Company and the Operating Partnership together, as the context requires. All references to “common shares” refer to the Company’s common shares, par value $.01 per share. All references to “units” refer to the units of limited partnership in Tanger Properties Limited Partnership.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. Under the automatic shelf registration process, we may, over time, sell any combination of the securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. This prospectus provides you with a general description of the securities we may offer. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement or the exhibits to the registration statement. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Where You Can Find More Information” before considering an investment in the securities offered by that prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus and any prospectus supplement. If anyone provides you with additional or different information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

The Company and the Operating Partnership file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company or the Operating Partnership files with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

You may also obtain these materials from us at no cost by directing a written or oral request to us at Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary, or by calling our Investor Relations Department at (336) 834-6892, or at our website at www.tangeroutlet.com . The information contained on or accessible through our website is not incorporated by reference into this prospectus or any prospectus supplement. In addition, the SEC maintains a web site, http://www.sec.gov , which contains reports, proxy and information statements and other information regarding registrants, including the Company and the Operating Partnership, that file electronically with the SEC.

Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. For further information, we refer you to the registration statement, including its exhibits.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC and are incorporated by reference in this prospectus:

Tanger Factory Outlet Centers, Inc.:

•	The description of the common shares on Form 8-A, filed with the SEC on May 13, 1993, including any subsequently filed amendments and reports filed for the purpose of updating the description;

•

The description of the depositary shares contained on Form 8-A, filed with the SEC on December 7, 1993, including any subsequently filed amendments and reports filed for the purpose of updating the description;

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	Current Report on Form 8-K filed on May 15, 2015; and

•	Definitive proxy statement filed on April 2, 2015.

Tanger Properties Limited Partnership:

•	Annual Report on Form 10-K for the year ended December 31, 2014; and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

We are also incorporating by reference into this prospectus all additional documents that we have filed or will file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the sale of the securities offered by this prospectus and any accompanying prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any statement contained in this prospectus or any prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus and any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may request any of the documents incorporated by reference herein (excluding exhibits) as described above under “Where You Can Find More Information.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties, and typically can be identified by the use of words such as “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” “forecast,” or similar terms. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Important factors that could cause actual results to differ materially from those contemplated above include, among others:

•	national and local general economic and market conditions;

•	demographic changes; our ability to sustain, manage or forecast our growth; existing governmental regulations and changes in, or the failure to comply with, government and environmental regulations;

•	adverse publicity; liability and other claims asserted against us;

•	competition;

•	competition for the acquisition and development of outlet centers, and our inability to complete outlet centers we have identified;

•	the inability to develop new outlet centers or expand existing outlet centers successfully;

•	impairment charges affecting our properties;

•	the risk that we may not be able to finance our planned development activities or refinance existing indebtedness on favorable terms or at all, and other risks related to debt financing;

•

the risk that ownership interests in certain of our properties are held by third parties whose interests may conflict with ours and thereby constrain us from taking actions concerning these properties which we would otherwise take;

•

risks related to the retail real estate industry in which we compete, including the potential adverse impact of external factors such as inflation, tenant demand for space, consumer confidence, unemployment rates and consumer tastes and preferences;

•	the risk that consumer, travel, shopping and spending habits may change, including as a result of high fuel prices;

•

risks associated with our development activities, such as the potential for cost overruns, delays and lack of predictability with respect to the financial returns associated with these development activities;

•	the relative illiquidity of real property investments;

•

risks associated with real estate ownership, such as the potential adverse impact of changes in the local economic climate on the revenues and the value of our properties, and our dependence on rental income from real property;

•

risks that we incur a material, uninsurable losses including loss of our capital investment and anticipated profits from one of our properties, such as those that result from wars, earthquakes, tornados or hurricanes and other business disruptions;

•

risks that a significant number of tenants or a tenant or tenants that lease a significant amount of gross leasable area from us may become unable to meet their lease obligations, including as a result of tenant bankruptcies, or that we may be unable to renew or re-lease a significant amount of available space on economically favorable terms;

•	our potential failure to qualify as a REIT;

•	our legal obligation to make distributions to our shareholders;

•	our dependence on distributions from the Operating Partnership to meet our financial obligations, including dividends;

•	our dependence on the results of operations of our retailers;

•	fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans;

•	changes in the outlet industry or in consumer demand for factory outlet stores;

•	interest rate fluctuations;

•	risks related to cyber-attacks or cyber-terrorism that could disrupt our business operations;

•	the ability to realize planned costs savings in acquisitions;

•	retention of earnings; and

•

risks related to having an ownership interest in outlet centers in Canada, including risks associated with adverse changes in exchange rates between the US and Canadian dollar, changes in the political and economic environment, challenges of complying with a variety of foreign laws, changes in applicable laws and regulations in the United States that affect foreign operations and obstacles to the repatriation of earnings and cash.

Additional important factors which may cause actual results to differ materially from current expectations include, but are not limited to, those set forth in the section entitled “Business” in the Annual Reports, including the subheadings entitled “The Company and the Operating Partnership,” “Recent Developments,” “The Outlet Concept,” “Our Outlet Centers,” “Business History,” “Business Strategy,” “Growth Strategy,” “Operating Strategy,” “Capital Strategy,” “Competition,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Reports and the section titled “Risk Factors” in this prospectus and the Annual Reports. Please consider our forward-looking statements in light of those risks as you read this prospectus.

v

THE COMPANY AND THE OPERATING PARTNERSHIP

Tanger Factory Outlet Centers, Inc. and subsidiaries is one of the largest owners and operators of outlet centers in the United States and Canada. The Company is a fully-integrated, self-administered and self-managed real estate investment trust, (“REIT”), which, through its controlling interest in the Operating Partnership, focuses exclusively on developing, acquiring, owning, operating and managing outlet shopping centers. The outlet centers and other assets are held by, and all of the operations are conducted by, the Operating Partnership and its subsidiaries. Accordingly, the descriptions of the business, employees and properties of the Company are also descriptions of the business, employees and properties of the Operating Partnership.

The Company owns the majority of the units of partnership interest issued by the Operating Partnership through its two wholly-owned subsidiaries, Tanger GP Trust and Tanger LP Trust. Tanger GP Trust controls the Operating Partnership as its sole general partner. Tanger LP Trust holds a limited partnership interest. As of March 31, 2015, the Company, through its ownership of Tanger GP Trust and Tanger LP Trust, owned 95,836,347 units of the Operating Partnership and other limited partners (the “Non-Company LPs”) collectively owned 5,078,406 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company’s common shares, subject to certain limitations to preserve the Company’s status as a REIT. Class B common limited partnership units, which are held by Tanger LP Trust, are not exchangeable for common shares of the Company.

Management operates the Company and the Operating Partnership as one enterprise. The management of the Company consists of the same members as the management of the Operating Partnership. These individuals are officers of the Company and employees of the Operating Partnership. The individuals that comprise the Company’s Board of Directors are also the same individuals that make up Tanger GP Trust’s Board of Trustees.

Organizational Chart

Ownership of the Company’s common shares is restricted to preserve the Company’s status as a REIT for federal income tax purposes. Subject to certain exceptions, a person may not actually or constructively own more than 4% of our common shares. We also operate in a manner intended to enable us to preserve our status as a REIT, including, among other things, making distributions with respect to our then outstanding common and preferred shares equal to at least 90% of our taxable income each year.

The Company is a North Carolina corporation and the Operating Partnership is a North Carolina partnership, and both were formed in 1993. Our executive offices are currently located at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina, 27408 and our telephone number is (336) 292-3010. Our website can be accessed at www.tangeroutlet.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the following risk factors, the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Real Estate Investments

We may be unable to develop new outlet centers or expand existing outlet centers successfully.

We continue to develop new outlet centers and expand existing outlet centers as opportunities arise. However, there are significant risks associated with our development activities in addition to those generally associated with the ownership and operation of established retail properties. While we have policies in place designed to limit the risks associated with development, these policies do not mitigate all development risks associated with a project. These risks include the following:

•	significant expenditure of money and time on projects that may be delayed or never be completed;

•	higher than projected construction costs;

•	shortage of construction materials and supplies;

•	failure to obtain zoning, occupancy or other governmental approvals or to the extent required, tenant approvals; and

•	late completion because of construction delays, delays in the receipt of zoning, occupancy and other approvals or other factors outside of our control.

Any or all of these factors may impede our development strategy and adversely affect our overall business.

The economic performance and the market value of our outlet centers are dependent on risks associated with real property investments.

Real property investments are subject to varying degrees of risk. The economic performance and values of real estate may be affected by many factors, including changes in the national, regional and local economic climate, inflation, unemployment rates, consumer confidence, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, our ability to provide adequate maintenance and insurance and increased operating costs.

Real property investments are relatively illiquid.

Our outlet centers represent a substantial portion of our total consolidated assets. These assets are relatively illiquid. As a result, our ability to sell one or more of our outlet centers in response to any changes in economic or other conditions is limited. If we want to sell an outlet center, there can be no assurance that we will be able to dispose of it in the desired time period or that the sales price will exceed the cost of our investment.

Properties may be subject to impairment charges which can adversely affect our financial results.

We periodically evaluate long-lived assets to determine if there has been any impairment in their carrying values and record impairment losses if the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts or if there are other indicators of impairment. If it is determined that an impairment has occurred, we would be required to record an impairment charge equal to the excess of the asset’s carrying value over its estimated fair value, which could have a material adverse effect on our financial results in the accounting period in which the adjustment is made. Our estimates of undiscounted cash flows expected to be generated by each property are based on a number of assumptions that are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates and costs to operate each property. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the future cash flows estimated in our impairment analysis may not be achieved.

We face competition for the acquisition and development of outlet centers, and we may not be able to complete acquisitions or developments that we have identified.

We intend to grow our business in part through acquisitions and new developments. We compete with institutional pension funds, private equity investors, other REITs, small owners of outlet centers, specialty stores and others who are engaged in the acquisition, development or ownership of outlet centers and stores. These competitors may succeed in acquiring or developing outlet centers themselves. Also, our potential acquisition targets may find our competitors to be more attractive acquirers because they may have greater marketing and financial resources, may be willing to pay more, or may have a more compatible operating philosophy. In addition, the number of entities competing to acquire or develop outlet centers has increased and may continue to increase in the future, which could increase demand for these outlet centers and the prices we must pay to acquire or develop them. If we pay higher prices for outlet centers, our profitability may be reduced. Also, once we have identified potential acquisitions, such acquisitions are subject to the successful completion of due diligence, the negotiation of definitive agreements and the satisfaction of customary closing conditions. We cannot assure you that we will be able to reach acceptable terms with the sellers or that these conditions will be satisfied.

We may be subject to environmental regulation.

Under various federal, state and local laws, ordinances and regulations, we may be considered an owner or operator of real property and may be responsible for paying for the disposal or treatment of hazardous or toxic substances released on or in our property or disposed of by us, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). This liability may be imposed whether or not we knew about, or were responsible for, the presence of hazardous or toxic substances.

Risks Related to our Business

Our earnings and therefore our profitability are entirely dependent on rental income from real property.

Substantially all of our income is derived from rental income from real property. Our income and funds for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us or if we were unable to lease a significant amount of space in our outlet centers on economically favorable lease terms. In addition, the terms of outlet store tenant leases traditionally have been significantly shorter than in other retail segments. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that we will be able to re-lease space on economically favorable terms.

We are substantially dependent on the results of operations of our retailers.

Our operations are subject to the results of operations of our retail tenants. A portion of our rental revenues are derived from percentage rents that directly depend on the sales volume of certain tenants. Accordingly, declines in these tenants’ results of operations would reduce the income produced by our properties. If the sales of our retail tenants decline sufficiently, such tenants may be unable to pay their existing rents as such rents would represent a higher percentage of their sales. Any resulting leasing delays, failures to make payments or tenant bankruptcies could result in the termination of such tenants’ leases.

A number of companies in the retail industry, including some of our tenants, have declared bankruptcy or have voluntarily closed certain of their stores in recent years. The bankruptcy of a major tenant or number of tenants may result in the closing of certain affected stores, and we may not be able to re-lease the resulting vacant space for some time or for equal or greater rent. Such bankruptcy, or the voluntary closings of a significant amount of stores, could have a material adverse effect on our results of operations and could result in a lower level of funds for distribution.

Certain of our properties are subject to ownership interests held by third parties, whose interests may conflict with ours and thereby constrain us from taking actions concerning these properties which otherwise would be in our best interests and our shareholders’ interests.

We own partial interests in outlet centers with various joint venture partners. The approval or consent of the other members of these joint ventures is required before we may sell, finance, expand or make other significant changes in the operations of these properties. We also may not have control over certain major decisions, including approval of the annual operating budgets, selection or termination of the property management company, leasing and the timing and amount of distributions, which could result in decisions that do not fully reflect our interests. To the extent such approvals or consents are required, we may experience difficulty in, or may be prevented from, implementing our plans and strategies with respect to expansion, development, property management, on-going operations, financing (for example, decisions as to whether to refinance or obtain financing, when and whether to pay down principal of any loan and whether and how to cure any defaults under loan documents) or other similar transactions with respect to such properties.

An uninsured loss or a loss that exceeds our insurance policies on our outlet centers or the insurance policies of our tenants could subject us to lost capital and revenue on those centers.

Some of the risks to which our outlet centers are subject, including risks of terrorist attacks, war, earthquakes, hurricanes and other natural disasters, are not insurable or may not be insurable in the future. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the insurance policies noted above or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in and anticipated revenue from one or more of our outlet centers, which could adversely affect our results of operations and financial condition, as well as our ability to make distributions to our shareholders.

Under the terms and conditions of our leases, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons and contamination of air, water, land or property, on or off the premises, due to activities conducted in the leased space, except for claims arising from negligence or intentional misconduct by us or our agents. Additionally, tenants generally are required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies issued by companies acceptable to us. These policies include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the leased space. All of these policies may involve substantial deductibles and certain exclusions. Therefore, an uninsured loss or loss that exceeds the insurance policies of our tenants could also subject us to lost capital and revenue.

Consumer travel, shopping and spending habits may change.

Most shoppers use private automobile transportation to travel to our outlet centers and many of our outlet centers are not easily accessible by public transportation. Should fuel costs increase significantly, it may reduce the number of trips to our outlet centers thus reducing the amount spent at our outlet centers. Such reductions in traffic could adversely impact our percentage rents and ability to renew and release space at favorable rental rates.

Shoppers may also choose to spend a greater percentage of their disposable income to purchase goods through e-commerce channels, which could also reduce the number of trips to our outlet centers and the average amount spent per visit. Such a change in consumer spending habits could adversely affect the results of operations of our retail tenants and adversely impact our percentage rents and ability to renew and release space at favorable rental rates.

Our Canadian expansion may subject us to different or greater risk from those associated with our domestic operations.

As of March 31, 2015, through a co-ownership arrangement with a Canadian REIT, we have an ownership interest in four properties in Canada. Our operating results and the value of our Canadian operations may be impacted by any unhedged movements in the Canadian dollar. Canadian ownership activities carry risks that are different from those we face with our domestic properties. These risks include:

•	adverse effects of changes in the exchange rates between the US and Canadian dollar;

•	changes in Canadian political and economic environments, regionally, nationally, and locally;

•	challenges of complying with a wide variety of foreign laws;

•	changes in applicable laws and regulations in the United States that affect foreign operations;

•	property management services being provided directly by our 50/50 co-owner, not by us; and

•	obstacles to the repatriation of earnings and cash.

Risks Related to our Indebtedness and Financial Markets

We are subject to the risks associated with debt financing.

We are subject to the risks associated with debt financing, including the risk that the cash provided by our operating activities will be insufficient to meet required payments of principal and interest. Disruptions in the capital and credit markets may adversely affect our operations, including the ability to fund the planned capital expenditures and potential new developments or acquisitions. Further, there is the risk that we will not be able to repay or refinance existing indebtedness or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to access capital markets to refinance our indebtedness on acceptable terms, we might be forced to dispose of properties on disadvantageous terms, which might result in losses.

Risks Related to Federal Income Tax Laws

The Company’s failure to qualify as a REIT could subject our earnings to corporate level taxation.

We believe that we have operated and intend to operate in a manner that permits the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). However, we cannot assure you that the Company has qualified or will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT and certain statutory relief provisions were not applicable, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. The Company’s failure to qualify for taxation as a REIT would have a material adverse effect on the market price and marketability of our securities.

The Company is required by law to make distributions to our shareholders.

To obtain the favorable tax treatment associated with the Company’s qualification as a REIT, generally, the Company is required to distribute to its shareholders at least 90% of its net taxable income (excluding capital gains) each year. The Company depends upon distributions or other payments from the Operating Partnership to make distributions to the Company’s shareholders.

Risks Related to our Organizational Structure

The Company depends on distributions from the Operating Partnership to meet its financial obligations, including dividends.

The Company’s operations are conducted by the Operating Partnership, and the Company’s only significant asset is its interest in the Operating Partnership. As a result, the Company depends upon distributions or other payments from the Operating Partnership in order to meet its financial obligations, including its obligations under any guarantees or to pay dividends or liquidation payments to its common shareholders. As a result, these obligations are effectively subordinated to existing and future liabilities of the Operating Partnership. The Operating Partnership is a party to loan agreements with various bank lenders that require the Operating Partnership to comply with various financial and other covenants before it may make distributions to the Company. Although the Operating Partnership presently is in compliance with these covenants, there is no assurance that the Operating Partnership will continue to be in compliance and that it will be able to make distributions to the Company.

Risks Related to Cyber Security

Cyber-attacks or acts of cyber-terrorism could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information.

Our business operations and information technology systems may be attacked by individuals or organizations intending to disrupt our business operations and information technology systems, whether through cyber-attacks or cyber-intrusions over the Internet, malware, computer viruses, attachments to e-mails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication attempted attacks and intrusions from around the world have increased. We use information technology systems to manage our outlet centers and other business processes. Disruption of those systems could adversely impact our ability to operate our business to provide timely service to our customers and maintain our relationships with our tenants. Accordingly, if such an attack or act of terrorism were to occur, our operations and financial results could be adversely affected. In addition, we use our information technology systems to protect confidential or sensitive customer, employee and Company information developed and maintained in the normal course of our business. Any attack on such systems that would result in the unauthorized release or loss of customer, employee or other confidential or sensitive data could have a material adverse effect on our business reputation, increase our costs and expose us to additional material legal claims and liability. As a result, if such an attack or act of terrorism were to occur, our operations and financial results and our share price could be adversely affected.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED SHARE DIVIDENDS OF THE COMPANY

The following tables set forth ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods shown for the Company. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the combined fixed charges and preferred share dividends. For these purposes, earnings have been calculated by adding interest costs, whether expensed or capitalized, interest factor of rental expense, amortization of capitalized interest and distributed income of unconsolidated joint ventures to income from continuing operations before adjustment for equity in earnings of unconsolidated joint ventures and discontinued operations. Fixed charges consist of interest costs, whether expensed or capitalized, the amortization of debt issue costs, whether expensed or capitalized, capitalized interest and the interest factor of rental expense.

Ratio of Earnings to Fixed Charges

Three Months Ended March 31,
2015	2014
3.4	1.9

Year Ended December 31,
2014	2013	2012	2011	2010
2.1	2.9	2.1	2.1	1.9

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

Three Months Ended March 31,
2015	2014
3.4	1.9

Year Ended December 31,
2015	2014	2013	2012	2011
2.1	2.9	2.1	2.1	1.7

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED UNIT DISTRIBUTIONS OF THE OPERATING PARTNERSHIP

The following tables set forth ratios of earnings to fixed charges and earnings to combined fixed charges and preferred unit distributions for the periods shown for the Operating Partnership. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratios of earnings to combined fixed charges and preferred unit distributions were computed by dividing earnings by the combined fixed charges and preferred unit distributions. For these purposes, earnings have been calculated by adding interest costs, whether expensed or capitalized, interest factor of rental expense, amortization of capitalized interest and distributed income of unconsolidated joint ventures to income from continuing operations before adjustment for equity in earnings of unconsolidated joint ventures and discontinued operations. Fixed charges consist of interest costs, whether expensed or capitalized, the amortization of debt issue costs, whether expensed or capitalized, capitalized interest and the interest factor of rental expense.

Ratio of Earnings to Fixed Charges

Three Months Ended March 31,
2015	2014
3.4	1.9

Year Ended December 31,
2015	2014	2013	2012	2011
2.1	2.9	2.1	2.1	1.9

Ratio of Earnings to Combined Fixed Charges and Preferred Unit Distributions

Three Months Ended March 31,
2015	2014
3.4	1.9

Year Ended December 31,
2015	2014	2013	2012	2011
2.1	2.9	2.1	2.1	1.7

USE OF PROCEEDS

We intend to contribute all of the proceeds from the sale of securities of the Company to the Operating Partnership. Unless otherwise described in the applicable prospectus supplement, the Operating Partnership intends to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include the development or the acquisition of additional portfolio properties as suitable opportunities arise, the expansion and improvement of certain centers in the Operating Partnership’s portfolio, and the repayment of certain secured or unsecured indebtedness outstanding at such time.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

The following description of the terms of the debt securities sets forth certain general terms and provisions of our debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered, the extent, if any, to which such general provisions may apply to our debt securities and any modifications of or additions to the general terms of the debt securities will be described in the prospectus supplement relating to such debt securities.

The debt securities will be issued by the Operating Partnership and, except as noted in the following sentence, will be guaranteed by the Company. If the Operating Partnership issues non-convertible investment grade debt securities, the applicable prospectus supplement will provide whether the securities are guaranteed by the Company. The Company will not issue debt securities. The senior debt securities will be issued under an indenture, dated as of March 1, 1996 between the Operating Partnership, the Company and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee, and the subordinated debt securities are to be issued under an indenture to be dated as of a date on or prior to the first issuance of subordinated debt securities, as supplemented from time to time, between the Operating Partnership, the Company and U.S. Bank National Association, as trustee. The original senior indenture, dated as of March 1, 1996, was filed on the Company’s Registration Statement on Form S-3, dated April 12, 1996. The senior indenture was subsequently supplemented by a First Supplemental Indenture, which was filed on the Company’s Current Report on Form 8-K dated March 11, 1996, Second Supplemental Indenture, which was filed on the Company and the Operating Partnership’s Current Reports on Form 8-K dated October 29, 1997, Third Supplemental Indenture, which was filed on the Company and the Operating Partnership’s Current Reports on Form 8-K dated February 16, 2001, Fourth Supplemental Indenture, which was filed on the Company and the Operating Partnership’s Annual Reports on Form 10-K for the year ended December 31, 2006, Fifth Supplemental Indenture, which was filed on the Company and the Operating Partnership’s Annual Reports on Form 10-K for the year ended December 31, 2006, Sixth Supplemental Indenture, which was filed as Exhibit 4.13 to the Company’s Registration Statement on Form S-3 dated July 2, 2009, Seventh Supplemental Indenture, which was filed on the Company and the Operating Partnership’s Current Report on Form 8-K dated June 7, 2010, Eighth Supplemental Indenture, which was filed on the Company and the Operating Partnership’s Current Report on Form 8-K dated November 25, 2013, and Ninth Supplemental Indenture, which was filed on the Company and the Operating Partnership’s Current Report on Form 8-K dated November 21, 2014. The form of the subordinated indenture was filed as an exhibit to the Amendment No. 1 to the Registration Statement on Form S-3 dated January 23, 1996.

The indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended, or the TIA. The statements made hereunder relating to the indentures and the debt securities to be issued thereunder are summaries of certain provisions of those agreements and are not complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures and such debt securities.

The debt securities will be direct, unsecured obligations of the Operating Partnership. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all senior indebtedness of the Operating Partnership (including the senior debt securities) as described under “Subordination” below. The indentures provide or will provide that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the general partner of the Operating Partnership or as established in one or more indentures supplemental to the indenture. All debt securities of one series need not be issued at the same time and may vary as to interest rate or formula, maturity and other provisions and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

The indentures provide or will provide that we may, but need not, designate more than one trustee for the indenture, each with respect to one or more series of the debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of the debt securities, and a successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee to different series of our debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee and, except as otherwise indicated in this prospectus, any action taken by a trustee may be taken by that trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

This summary sets forth certain general terms and provisions of the indentures, the debt securities and the related guarantees. For a detailed description of a specific series of debt securities and the related guarantees, you should consult the prospectus supplement for that series. The prospectus supplement may contain any of the following information where applicable:

(1)	the title of those debt securities;

(2)	the aggregate principal amount of those debt securities and any limit on the aggregate principal amount;

(3)	the percentage of the principal amount at which those debt securities will be issued and, if other than 100% of the principal amount thereof, the portion of the principal amount payable upon acceleration of the maturity;

(4)	the date or dates, or the method for determining the date or dates, on which the principal of (and premium, if any, on) those debt securities will be payable;

(5)	the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which those debt securities will bear interest, if any;

(6)	the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates upon which that interest will be payable, the record dates for payment of that interest, or the method by which any of those dates shall be determined, the persons to whom that interest shall be payable, and the basis upon which that interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(7)	the place or places where the principal of (and premium, if any) and interest, if any, on debt securities will be payable, where debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership or the Company, as applicable, relating to the debt securities, the applicable guarantees, if any, and the applicable indenture may be served;

(8)	the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which those debt securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

(9)	the obligation, if any, of the Operating Partnership to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those debt securities of the Operating Partnership to offer to redeem, repay or purchase those debt securities, and the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which such those debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;

(10)	if other than U.S. dollars, the currency or currencies in which those debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(11)	whether the amount of payments of principal of (and premium, if any) or interest, if any, on those debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be, based on one or more currencies, currency units or composite currencies) and the manner in which those amounts shall be determined;

(12)	any additions to, modifications of or deletions from the terms of the events of default or covenants with respect to those debt securities;

(13)	whether those debt securities will be issued in certificated or book-entry form or both, and, if so, the identity of the depositary and the terms of the depositary arrangement for those debt securities;

(14)	whether those debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

(15)	the specific terms of the related guarantees, if any;

(16)	if the defeasance and covenant defeasance provisions of the applicable indenture for those debt securities are to be inapplicable, or any modifications to such provisions;

(17)	whether and under what circumstances the Operating Partnership will pay additional amounts as contemplated in the applicable indenture on those debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such debt securities in lieu of making such payment;

(18)	if other than the trustee, the identity of each security registrar and/or paying agent; and

(19)	any other terms of those debt securities not inconsistent with the provisions of the applicable indenture.

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Any material, special U.S. federal income tax, accounting and other considerations applicable to securities issued with original issue discount will be described in the applicable prospectus supplement.

Except as described in “—Merger, Consolidation or Sale” or as may be set forth in the applicable prospectus supplement, the indentures do not contain any provisions that would limit the ability of the Operating Partnership or the Company to incur indebtedness or that would afford holders of debt securities protection in the event of:

(1)	a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party,

(2)	a change of control, or

(3)	a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company that may adversely affect the holders of the debt securities.

However, our organizational documents contain certain restrictions on ownership and transfers of our common shares and preferred shares that are designed to preserve our status as a REIT and may act to prevent or hinder a change of control. See “Description of Common Shares” and “Description of Preferred Shares.” In addition, subject to the limitations set forth under “—Merger, Consolidation or Sale,” the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership’s indebtedness or substantially reduce or eliminate the Operating Partnership’s assets, which may have an adverse effect on the Operating Partnership’s ability to service its indebtedness, including the debt securities.

Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of the Company and the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection. Reference is made to “—Certain Covenants” below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable prospectus supplement. Except as otherwise described in the applicable prospectus supplement, compliance with such covenants generally may not be waived with respect to a series of debt securities by the Board of Directors of the Company as sole shareholder of the general partner of the Operating Partnership or by the trustee unless the holders of at least a majority in principal amount of all outstanding debt securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the indenture described under “—Discharge, Defeasance and Covenant Defeasance” below apply to such series of debt securities. See “—Modification of the Indenture.”

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series which are registered securities, other than registered securities issued in book-entry form (which may be in any denomination) will be issuable in denominations of $1,000 and integral multiples thereof, and the debt securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable trustee provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the applicable trustee, notice whereof shall be given to the holder of such debt security not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely described in the indenture.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and rank and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by the Operating Partnership with respect to any series of debt securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of debt securities.

Neither the Operating Partnership nor the applicable trustee shall be required to:

(1)	issue, register the transfer of or exchange any debt securities if such debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the debt securities to be redeemed and ending at the close of business on the day of such selection;

(2)	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

(3)	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale

Each indenture provides that the Operating Partnership or the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that:

(1)	either the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the debt securities issued under such indenture, in the case of any successor to the Operating Partnership, or the applicable guarantee, in the case of any successor to the Company and the due and punctual performance and observance of all of the covenants and conditions contained in such indenture and, as applicable, such debt securities or guarantees;

(2)	immediately after giving effect to such transaction no event of default, and no event which, after notice or the lapse of time, or both, would become such an event of default, under such indenture shall have occurred and be continuing; and

(3)	an officer’s certificate and legal opinion covering such conditions shall be delivered to the applicable trustee.

Certain Covenants

Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Indebtedness (as defined below), other than Permitted Indebtedness (as defined below), if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is greater than 60% of the sum of:

(1)	the Operating Partnership’s Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and

(2)	any increase in the Total Assets since the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (such increase together with the Total Assets being referred to as the “Adjusted Total Assets”).

In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that:

(1)	such Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

(2)	the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)	any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and

(4)	in the case of an acquisition or disposition by the Operating Partnership or any Subsidiary or any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had incurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Secured Indebtedness (as defined below), whether owned at the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Indebtedness, the aggregate principal amount of all outstanding Secured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership’s Adjusted Total Assets.

For purposes of this covenant, Indebtedness is deemed to be “incurred” by the Operating Partnership or its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

Restrictions on Dividends and Other Distributions. The Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership’s capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution:

(a)	no default under the indenture shall have occurred or be continuing; and

(b)	the aggregate sum of all distributions made after the date of the indenture shall not exceed the sum of:

(i)	95% of the aggregate cumulative Funds From Operations (as defined below) of the Operating Partnership accrued on a cumulative basis from the date of the indenture until the end of the last fiscal quarter prior to the contemplated payment, and

(ii)	the aggregate Net Cash Proceeds (as defined below) received by the Operating Partnership after the date of the indenture from the issuance and sale of Capital Stock (as defined below) of the Operating Partnership or the Company to the extent such proceeds are contributed to the Operating Partnership;

provided, however, that the foregoing limitation in clauses (a) and (b) shall not apply to any distribution or other action which is necessary to maintain the Company’s status as a REIT under the Code, if the aggregate principal amount of all outstanding Indebtedness of the Company and the Operating Partnership on a consolidated basis at such time is less than 60% of Adjusted Total Assets.

Notwithstanding the foregoing, the Operating Partnership will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph.

Existence. Except as permitted under “—Merger, Consolidation or Sale,” each of the Company and the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that neither the Company nor the Operating Partnership shall be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities.

Maintenance of Centers. Each of the Company and the Operating Partnership will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company and the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership, the Company and its Subsidiaries shall not be prevented from closing, selling or otherwise disposing for value their respective properties except as otherwise provided in “—Merger, Consolidation or Sale.”

Insurance. The Company and the Operating Partnership will be required to, and will be required to cause each of its respective Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility.

Payment of Taxes and Other Claims. Each of the Company and the Operating Partnership will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

(1)	all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of it or any Subsidiary; and

(2)	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership, the Company or any Subsidiary; provided, however, that neither the Company nor the Operating Partnership shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information. Whether or not the Operating Partnership or the Company is subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, the Company and the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Company and the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) of the Exchange Act (the “Financial Statements”) if the Company and the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company and the Operating Partnership would have been required so to file such documents if the Company and the Operating Partnership were so subject.

The Company and the Operating Partnership will also in any event,

(x)	within 15 days of each Required Filing Date,

(1)	transmit by mail to all holders of debt securities, as their names and addresses appear in the Security Register, without cost to such holders copies of the annual reports and quarterly reports which the Company and the Operating Partnership would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if the Company and the Operating Partnership were subject to such Sections, and

(2)	file with the applicable trustee, copies of the annual reports, quarterly reports and other documents which the Company and the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company and the Operating Partnership were subject to such Sections, and

(y)	if filing such documents by the Company and the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

Definitions Used For the Debt Securities

As used herein,

“Annual Service Charge” as of any date means the amount which is expensed or capitalized in the immediately preceding four fiscal quarter periods for interest on Indebtedness, excluding amounts relating to the amortization of deferred financing costs.

“Capital Stock” of any person means any and all shares, interests, rights to purchase warrants, options, participations, rights in or other equivalents (however designated) of such person’s capital stock or other equity participations, including partnership interests, whether general or limited, in such person, including any preferred stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or hereafter issued.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries,

(1)	plus amounts which have been deducted for

(a)	interest on Indebtedness of the Operating Partnership and its Subsidiaries,

(b)	provision for taxes of the Operating Partnership and its Subsidiaries based on income,

(c)	amortization of debt discount,

(d)	depreciation and amortization,

(e)	the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period,

(f)	amortization of deferred charges, and

(g)	provisions for or realized losses on properties,

(2)	less amounts which have been included for gains on properties.

“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Funds from Operations,” or FFO, means for any period the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization uniquely significant to real estate, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses with respect to the disposition of investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership’s ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis.

“Indebtedness” means any indebtedness, whether or not contingent, in respect of

(1)	borrowed money evidenced by bonds, notes, debentures or similar instruments,

(2)	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property,

(3)	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, or

(4)	any lease of property as lessee which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

“Net Cash Proceeds” means the proceeds of any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Operating Partnership or any Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Permitted Indebtedness” means Indebtedness of the Operating Partnership, the Company or any Subsidiary owing to any Subsidiary, the Company or the Operating Partnership pursuant to an intercompany note, provided that such Indebtedness is expressly subordinated in right of payment to the Securities; provided further that any disposition, pledge or transfer of such Indebtedness to a Person (other than the Operating Partnership or another Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Operating Partnership, the Company or a Subsidiary, as the case may be, and not Permitted Indebtedness as defined herein.

“Secured Indebtedness” means any Indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any property of the Operating Partnership or any Subsidiary.

“Subsidiary” means any entity of which at the time of determination the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

“Total Assets” as of any date means the sum of (1) Undepreciated Real Estate Assets and (2) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivables).

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Voting Stock” means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or persons performing similar functions), provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.

Additional Covenants

Any additional or different covenants of the Company and the Operating Partnership with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

Under each indenture, an event of default with respect to any series of debt securities issuable thereunder means any one of the following events:

(1)	default for 30 days in the payment of any installment of interest on any debt security of any series when due and payable;

(2)	default in the payment of the principal of (or premium, if any, on) any debt security of such series at its maturity;

(3)	default in making any sinking fund payment as required for any debt security of such series;

(4)	default in the performance, or breach, of any covenant or warranty contained in the applicable indenture (other than a covenant added to the applicable indenture solely for the benefit of a series of debt securities issued thereunder other than that series), continued for 60 days after written notice as provided in the applicable indenture;

(5)	default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;

(6)	failure of the Operating Partnership or the Company within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order in excess of $5,000,000 which is not stayed on appeal or contested in good faith;

(7)	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, the Operating Partnership or any Significant Subsidiary (as defined in Regulation S-X promulgated under the Securities Act) or either of its property; and

(8)	any other event of default provided with respect to a particular series of debt securities of the Operating Partnership.

If an event of default with respect to debt securities of any series at the time outstanding (other than one for certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee as described above, which event of default shall result in an automatic acceleration) occurs and is continuing, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the guarantor (and to the applicable trustee if given by the holders).

However, at any time after the declaration of acceleration with respect to debt securities of a series (or of all debt securities then outstanding under the applicable indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series (or of all debt securities then outstanding under such indenture, as the case may be) may rescind and annul such acceleration and its consequences if:

(1)	the Operating Partnership or the guarantor had paid or deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under such indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

(2)	all events of default, other than the non-payment of accelerated principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under such indenture, as the case may be) have been cured or waived as provided in such indenture.

The indentures also provide or will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

(1)	in the payment of the principal of (or premium, if any) or interest on any debt security of such series, or

(2)	in respect of a covenant or provision contained in such indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

Each indenture requires or will require each trustee to give notice of a default under the indenture to all holders of debt securities within 90 days, unless the default shall have been cured or waived, subject to certain exceptions; provided, however, that the trustee shall be protected in withholding notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if specified responsible officers of the trustee consider withholding the notice to be in that holders’ interest.

Each indenture provides or will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity inconsistent with the written request has been given to the trustee during the 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on those debt securities at the respective due dates thereof.

Each indenture provides or will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of the debt securities then outstanding under the indenture, unless those holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee; provided that the direction shall not conflict with any rule of law or the indenture, and provided further that the trustee may refuse to follow any direction that may involve the trustee in personal liability or that may be unduly prejudicial to the holders of debt securities of that series not joining in the direction to the trustee.

Within 120 days after the close of each fiscal year, the Operating Partnership and the guarantor must deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

Modifications and amendments of any indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

(1)	change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any debt security;

(2)	reduce the principal amount of, or the rate (or manner of calculation of the rate) or amount of interest on, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the maturity thereof or would be provable in bankruptcy;

(3)	change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, any debt security;

(4)	impair the right to institute suit for the enforcement of any payment right with respect to any debt security;

(5)	change any redemption or repayment provisions applicable to any debt security;

(6)	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such indenture;

(7)	modify or affect in any manner adverse to the holders the terms and conditions of the obligations of the guarantor under the related guarantees in respect of the payment of principal (and premium, if any) and interest on any guaranteed securities;

(8)	make any change that adversely affects any right to exchange any debt security;

(9)	in the case of subordinated debt securities, modify any of the subordination provisions in a manner adverse to the holders thereof; or

(10)	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security.

The holders of not less than a majority in principal amount of a series of outstanding debt securities have the right insofar as that series is concerned, to waive compliance by the Operating Partnership and the guarantor with certain covenants relating to that series of debt securities in the applicable indenture.

Modifications and amendments of each indenture may be made by the Operating Partnership, the Company and the applicable trustee without the consent of any holder of debt securities for any of the following purposes:

(1)	to evidence the succession of another person to the Operating Partnership as obligor under the debt securities issuable under the applicable indenture or the Company as guarantor under the applicable guarantees;

(2)	to add to the covenants of the Operating Partnership or the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Operating Partnership or the Company;

(3)	to add events of default for the benefit of the holders of all or any series of debt securities issuable under each indenture;

(4)	to add or change certain provisions of the applicable indenture relating to certain debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series issuable under such indenture in any material respect;

(5)	to secure the debt securities;

(6)	to establish the form or terms of debt securities of any series;

(7)	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the applicable indenture by more than one trustee;

(8)	to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issuable under any indenture in any material respect;

(9)	to supplement any of the provisions of the applicable indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that this action shall not adversely affect the interests of the holders of the debt securities of any series issuable under such indenture in any material respect;

(10)	to effect the assumption by the guarantor or a subsidiary thereof to the debt securities then outstanding under the applicable indenture; or

(11)	to amend or supplement any provisions of the applicable indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of any debt securities then outstanding under any indenture.

Each indenture provides or will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

(1)	the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

(2)	the principal amount of a debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided above);

(3)	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security in the applicable indenture; and

(4)	debt securities owned by the Operating Partnership, the Company or any other obligor upon the debt securities or any affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded.

Each indenture contains or will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the applicable trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of guaranteed securities) or request of the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent or waiver that must be given by the holder of each debt security affected by the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at a meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

Subordination

Upon any distribution of assets of the Operating Partnership upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on subordinated debt securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all senior indebtedness, but the obligation of the Operating Partnership to make payment of the principal (and premium, if any) and interest on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), or interest, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the senior indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any such payment by the Operating Partnership is received by the trustee or the holders of any of the subordinated debt securities before all senior indebtedness is paid in full, such payment or distribution shall be paid over to the holders of the senior indebtedness or any representative on their behalf for application to the payment of all of the senior indebtedness remaining unpaid until all of the senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the senior indebtedness.

Subject to the payment in full of all senior indebtedness upon the payment or distribution of the Operating Partnership, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of the senior indebtedness out of the distributive share of the subordinated debt securities. By reason of subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Operating Partnership may recover more, ratably, than holders of the subordinated debt securities.

Senior indebtedness is defined in the subordinated indenture as the principal of (and premium, if any) and unpaid interest on indebtedness of the Operating Partnership (including indebtedness of others guaranteed by the Operating Partnership), whether outstanding on the date of the subordinated indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the subordinated debt securities issued under the subordinated indenture), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the subordinated debt securities, and renewals, extensions, modifications and refundings of any such indebtedness.

Discharge, Defeasance and Covenant Defeasance

The Operating Partnership may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if the debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

Each indenture provides or will provide that, unless the provisions of Section 402 thereto are made inapplicable to the debt securities of or within any series pursuant to Section 301 of the applicable indenture, the Operating Partnership may elect either to:

(1)	defease and discharge itself and, if applicable, to discharge the guarantor from any and all obligations with respect to debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charges with respect to payments on the debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) (“defeasance”); or

(2)	release the Operating Partnership and the guarantor from certain obligations of the applicable indenture (including the restrictions described under “—Certain Covenants”) and if provided pursuant to

Section 301 or Section 901 of the applicable indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event or Default with respect to such debt securities of any series (“covenant defeasance”), in either case upon the irrevocable deposit by the Operating Partnership or the guarantor with the trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to those debt securities through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the scheduled due dates.

A trust may only be established if, among other things, the Operating Partnership or, if applicable, the guarantor has delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of those debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable indenture.

“Government Obligations” means securities that are (1) direct obligations of the United States of America or the government or governments in the confederation which issued the foreign currency in which the principal of or any premium or interest on the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or other government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by a custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after the Operating Partnership or the guarantor has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

(1)	the holder of a debt security of that series is entitled to, and does, elect pursuant to the applicable indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of that debt security; or

(2)	a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made.

Then the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. “Conversion Event” means the cessation of use of:

(1)	a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

(2)	the ECU, both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or

(3)	any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, after the deposit of funds and/or Government Obligations referred to above, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event the Operating Partnership effects a covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of certain events of default other than the event of default described in clause 4 under “—Events of Default, Notice and Waiver” with respect to sections no longer applicable to the debt securities or described in clause 8 thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, the Operating Partnership and the guarantor would remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

No Conversion or Exchange Rights

The debt securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

Global Securities

The debt securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the “Global Securities”) that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

Guarantees of Debt Securities

The debt securities will be issued by the Operating Partnership and if the Operating Partnership issues non-convertible investment grade debt securities, the applicable prospectus supplement will provide whether the securities are guaranteed by the Company. If so indicated in the applicable prospectus supplement (and except as provided in the next sentence) the Company, as guarantor, will unconditionally and irrevocably guarantee, on a senior or subordinated basis, the due and punctual payment of principal of, and premium, if any, and interest on, the debt securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at stated maturity, upon redemption or otherwise. The additional terms of any guarantee relating to a series of debt securities and whether the Company will guarantee non-convertible investment grade securities will be set forth in the applicable prospectus supplement. Guarantees will be unsecured obligations of the guarantor. Any right of payment of the holders of senior debt securities under the related guarantee will be prior to the right of payment of the holders of subordinated debt securities under the related guarantee, upon the terms set forth in the applicable prospectus supplement. The guarantees may be subordinated to other indebtedness and obligations of the guarantor to the extent set forth in the applicable prospectus supplement.

For any guarantee, reference is made to the applicable indenture and the applicable prospectus supplement for a description of the specific terms of that guarantee, including any additional covenants of the guarantor, the outstanding principal amount of indebtedness and other obligations, if any that will rank senior to such guarantee and, where applicable, subordination provisions of such guarantee.

DESCRIPTION OF COMMON SHARES

The Company has authority to issue 300,000,000 common shares, $0.01 par value per share. In this section, the terms “we,” “our” and “us” refer to the Company and not the Operating Partnership. As of June 1, 2015 we had outstanding 95,842,047 common shares.

General

The following description of our common shares sets forth certain general terms and provisions of our common shares to which any prospectus supplement may relate, including a prospectus supplement providing that our common shares will be issuable upon conversion of our preferred shares or upon the exercise of our common shares warrants. The statements below describing our common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.

Terms

Each of our outstanding common shares will be entitled to one vote on all matters presented to shareholders for a vote. Holders of our common shares will not have, or be subject to, any pre-emptive or similar rights.

Except for the election of a director to fill a vacancy on the board of directors, the election of directors by holders of one or more class or series of our preferred shares, or in the event of a contested election, directors will be elected by the holders of our common shares at each annual meeting of shareholders by a majority of the votes cast. In the event of a contested election, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election. Holders of our common shares will not have cumulative voting rights for the election of directors. A director may be removed by a majority of votes cast. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in a vote to remove him.

Our common shares will, when issued, be fully paid and non-assessable. Dividends and other distributions may be paid to the holders of our common shares if and when declared by the board of directors of the Company out of funds legally available therefor.

Under North Carolina law, shareholders are generally not liable for our debts or obligations. Payment and declaration of dividends on our common shares and purchases of our shares are subject to certain limitations under North Carolina law and will be subject to certain restrictions if we fail to pay dividends on one or more series of our preferred shares. See “Description of Preferred Shares.” If we were to experience a liquidation, dissolution or winding up, each of our common shares would, subject to the rights of any holders of our preferred shares to receive preferential distributions, be entitled to participate equally in the assets available for distribution to them after payment of, or adequate provision for, all our known debts and liabilities.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of our taxable year. This requirement is referred to as the “five or fewer” requirement. For purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2) of the Code. Attribution rules in the Code determine if any individual or entity constructively owns our stock under the “five or fewer” requirement. Our capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. In addition, rent from a related party tenant is not qualifying income for purposes of the gross income tests under the Code. A related party tenant is generally a tenant in which the REIT or an owner of 10% or more of the REIT owns, actually or constructively, 10% or more of the equity interests, by vote or value. To assist us in meeting these requirements, we may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities.

Subject to certain exceptions specified in our charter, no shareholder (other than Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees) may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 4% of our outstanding common shares. Our charter provides that Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees may acquire additional common shares, but may not acquire additional shares, such that the five largest beneficial owners of our common shares, taking into account the 4% limit and certain exemptions from such limit that the board of directors has granted to other shareholders, could hold more than 49% of our outstanding common shares. The constructive ownership rules are complex and may cause common shares owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 4% of our outstanding common shares (or the acquisition of an interest in an entity which owns our common shares) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 4% of our outstanding common shares, and thus subject those common shares to the ownership limit in our charter.

If the board of directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own or may acquire or own common shares in the Company in violation of the above limit, the board of directors shall take such action as it deems advisable to refuse to give effect to, or to prevent such ownership or acquisition, including, but not limited to, the redemption of our common shares, refusal to give effect to the ownership or acquisition on our books or instituting proceedings to enjoin such ownership or acquisition.

The board of directors may waive the limit with respect to a particular shareholder if evidence satisfactory to the board of directors and our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, the board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. If our common shares are issued in excess of the ownership limit in our charter, or if our stock is transferred in a way that would cause our stock to be beneficially owned by fewer than 100 persons, then the issuance or transfer shall be void, and the intended transferee will acquire no rights to our stock.

The ownership limits described above will be automatically removed if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in our ownership limits would require an amendment to our charter. Except for an amendment that would create dissenters’ rights, an amendment to our charter requiring shareholder approval will be adopted if the number of votes cast for it exceeds the number of votes cast against it at a shareholder meeting at which a quorum exists. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of the REIT without the approval of the board of directors.

All certificates representing our common shares will bear a legend referring to the restrictions described above.

All persons who own a specified percentage (or more) of our outstanding capital shares must annually file an affidavit with us containing information regarding their ownership of our capital shares, as set forth in the applicable Treasury Regulations promulgated under the Code. Under current Treasury Regulations, the percentage is set between 0.5% and 5%, depending on the number of record holders of our capital shares. In addition, each shareholder shall upon demand be required to disclose to us in writing the information with respect to the direct, indirect and constructive ownership of our capital shares as the board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, NA.

Anti-Takeover Considerations

In addition to the above, our charter and bylaws contain provisions that could delay, defer, or prevent a change in control of the Company or management. These provisions could also discourage a proxy contest and make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for our common shares. Such provisions include, but are not limited to, the following:

•	Authorizing the board of directors to issue preferred shares;

•	Prohibiting cumulative voting in the election of directors;

•	Limiting the persons who may call special meetings of shareholders; and

•	Establishing advance notice requirements for nominations for election to the board of directors for proposing matters that can be acted on by shareholders at shareholder meetings.

DESCRIPTION OF COMMON SHARE WARRANTS

The Company may issue warrants to purchase its common shares. In this section, the terms “we,” “our” and “us” refer to the Company and not the Operating Partnership. These warrants may be issued independently or together with any other securities offered pursuant to any prospectus supplement and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants.

The applicable prospectus supplement will describe the specific terms of the warrants offered thereby, including, where applicable, the following:

(1)	the title of the warrants;

(2)	the aggregate number of the warrants;

(3)	the price or prices at which the warrants will be issued;

(4)	the designation, number and terms of the common shares purchasable upon exercise of the warrants;

(5)	the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each security;

(6)	the date, if any, on and after which the warrants and the related common shares will be separately transferable;

(7)	the price at which each common shares purchasable upon exercise of the warrants may be purchased;

(8)	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

(9)	the minimum or maximum number of warrants which may be exercised at any one time;

(10)	information with respect to book-entry procedures, if any;

(11)	a discussion of certain material federal income tax considerations; and

(12)	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PREFERRED SHARES

The Company is authorized to issue 1,000,000 Class A Preferred Shares, 8,000,000 Class B Preferred Shares, 8,000,000 Class C Preferred Shares, 8,000,000 Class D Preferred Shares, 4,000,000 Class E Preferred Shares, 4,000,000 Class F Preferred Shares, 4,000,000 Class G Preferred Shares and 4,000,000 Class H Preferred Shares. As of June 1, 2015, no preferred shares were outstanding. In this section, the terms “we,” “our” and “us” refer to the Company and not the Operating Partnership.

The following description of our preferred shares sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter.

Subject to limitations prescribed by North Carolina law and our charter, the board of directors shall determine, in whole or in part, the preferences, limitations and relative rights of any class or series of our preferred shares, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion, and such other subjects or matters as may be determined by the board of directors. Such determination by the board of directors is subject to the following limitations: (1) the shares of any such other class of preferred shares may rank on parity with or junior to Class C Preferred shares but may not have rights or preferences with respect to distributions or to dissolution that are prior or superior to the Class C Preferred Shares and (2) the preferences, limitations and relative rights of such other class of preferred shares shall not otherwise alter or abolish a preferential right of the Class B Preferred Shares or of the Class C Preferred Shares.

The prospectus supplement relating to the preferred shares offered thereby will include specific terms of any preferred shares offered, including, if applicable:

(1)	the title of the preferred shares;

(2)	the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

(3)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

(4)	whether the preferred shares are cumulative or not and, if cumulative, the date from which dividends on the preferred shares shall accumulate;

(5)	the procedures for any auction and remarketing, if any, for the preferred shares;

(6)	the provision for a sinking fund, if any, for the preferred shares;

(7)	the provision for redemption, if applicable, of the preferred shares;

(8)	any listing of the preferred shares on any securities exchange;

(9)	the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

(10)	a discussion of federal income tax considerations applicable to the preferred shares;

(11)	any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our REIT status;

(12)	the relative ranking and preferences of the preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(13)	any limitations on issuance of any series or class of preferred shares ranking senior to or on a parity with such series or class of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(14)	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred shares will rank, with respect to rights to the payment of dividends and distribution of our assets and rights upon our on, dissolution or winding up:

(1)	senior to all classes or series of common shares and to all equity securities ranking junior to the preferred shares stock rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up;

(2)	on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the preferred shares with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up; and

(3)	junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the preferred shares with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up.

For these purposes, the term “equity securities” does not include convertible debt securities.

Dividends

Holders of our preferred shares of each series or class shall be entitled to receive, when, as and if authorized and declared by our board of directors, out of our assets legally available for payment, dividends at rates and on dates and terms as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

Dividends on any series or class of our preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred shares for which dividends are noncumulative, then the holders of such series or class of preferred shares will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

If any preferred shares of any series or class are outstanding, no full dividends shall be authorized or paid or set apart for payment on the preferred shares of any other series or class ranking, as to dividends, on a parity with or junior to the preferred shares of that series or class for any period unless:

(1)	the series or class of preferred shares has a cumulative dividend, then full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the preferred shares of such series or class for all past dividend periods and the then current dividend period; or

(2)	the series or class of preferred shares does not have a cumulative dividend, then full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for the payment on the preferred shares of such series or class.

When dividends are not paid in full (or a sum sufficient for the full payment thereof is not set apart) upon the preferred shares of any series or class and the shares of any other series or class of preferred shares ranking on a parity as to dividends with the preferred shares of that series or class, then all dividends authorized on preferred shares of that series or class and any other series or class of preferred shares ranking on a parity as to dividends with that preferred shares shall be authorized pro rata so that the amount of dividends authorized per share on the preferred shares of that series or class and such other series or class of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the preferred shares of such series or class (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend) and such other series or class of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of such series or class that may be in arrears.

Except as provided in the immediately preceding paragraph, unless:

(1)	in the case of a series or class of preferred shares that has a cumulative dividend, full cumulative dividends on the preferred shares of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

(2)	in the case of a series or class of preferred shares that does not have a cumulative dividend, full dividends on the preferred shares of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the common shares or other shares of ours ranking junior to the preferred shares of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on the common shares or any other class or series of shares of ours ranking junior to or on a parity with the preferred shares of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, nor shall any common shares or any other shares of ours ranking junior to or on a parity with the preferred shares of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for other shares of ours ranking junior to the preferred shares of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of our shares to preserve our status as a REIT for federal and/or state income tax purposes.

Any dividend payment made on shares of a series or class of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series or class that remains payable.

If we properly designate any portion of a dividend as a “capital gain dividend,” a holder’s share of such capital gain dividend will be an amount which bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to such holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of our shares for the year.

Redemption

If the applicable prospectus supplement so states, the preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

The prospectus supplement relating to a series or class of preferred shares that is subject to mandatory redemption will specify the number of preferred shares that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such preferred shares does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series or class is payable only from the net proceeds of the issuance of our shares, the terms of that preferred shares may provide that, if no such shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred shares shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, unless:

(1)	in the case of a the series or class of preferred shares that has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

(2)	in the case of a series or class of preferred shares that does not have a cumulative dividend, full dividends on the preferred shares of that series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of that series or class of preferred shares shall be redeemed unless all outstanding preferred shares of that series or class are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of that series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of that series or class; or

(3)	in the case of a series or class of preferred shares that has a cumulative dividend, full cumulative dividends on all outstanding shares of that series or class of preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

(4)	in the case of a series or class of preferred shares that does not have a cumulative dividend, full dividends on the preferred shares of that series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred shares of such series or class (except by conversion into or exchange for stock of ours ranking junior to the preferred shares of that series or class as to dividends and upon liquidation, dissolution and winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of such series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of that series or class.

If fewer than all the outstanding preferred shares of any series or class are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a preferred share of any series or class to be redeemed at the address shown on our stock transfer books, and notice of redemption will also be given by publication in The Wall Street Journal or, if such newspaper is not then being published, another newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. Each notice shall state:

(1)	The redemption date;

(2)	The number of shares and series or class of the preferred shares to be redeemed;

(3)	The redemption price;

(4)	The place or places (which shall include a place in the Borough of Manhattan, The City of New York) where certificates for the preferred shares are to be surrendered for payment of the redemption price;

(5)	That dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

(6)	The date on which the holder’s conversion rights, if any, as to those shares shall terminate.

If fewer than all the preferred shares of any series or class are to be redeemed, the notice mailed to each holder thereof shall also specify the number of preferred shares to be redeemed from each holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any preferred shares has been given and if the funds necessary for the redemption have been irrevocably set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on the preferred shares, the preferred shares shall no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of preferred shares of any series or class, the board of directors may fix a record date for the determination of shares of the series or class of preferred shares to be redeemed.

Notwithstanding the foregoing, the persons who were holders of record of shares of any class or series of preferred shares at the close of business on a record date for the payment of dividends will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the redemption of those shares after the record date and on or prior to the dividend payment date or our default in the payment of the dividend due on that dividend payment date. In that case, the amount payable on the redemption of those preferred shares would not include that dividend. Except as provided in the preceding sentence and except to the extent that accrued and unpaid dividends are payable as part of the redemption price, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of preferred stock called for redemption.

Subject to applicable law and the limitation on purchases when dividends on a series or class of preferred shares are in arrears, we may, at any time and from time to time, purchase any shares of such series or class of preferred shares in the open market, by tender or by private agreement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, then, before any distribution or payment will be made to the holders of common shares or any other series or class of shares ranking junior to any series or class of the preferred shares in the distribution of assets upon any liquidation, dissolution or winding up, the holders of that series or class of preferred shares shall be entitled to receive, out of our assets but subject to the preferential rights of the holders of shares of any class or series of our shares ranking senior to such series or class of preferred shares with respect to our distribution of assets of liquidation, dissolution or winding up legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of preferred shares and the corresponding amounts payable on all shares of other classes or series of shares of the Company ranking on a parity with that series or class of preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of any series or class of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of shares ranking junior to that series or class of preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, the consolidation or merger of us with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement, holders of preferred shares will not have any voting rights.

Unless provided otherwise for any class or series of preferred shares, so long as any preferred shares remains outstanding, whenever dividends on any preferred shares shall be in arrears for six or more quarterly periods, regardless of whether such quarterly periods are consecutive, the holders of preferred shares (voting separately as a class with all other class or series of cumulative preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors at a special meeting called by an officer of the company at the request of a holder of the class or series of preferred shares or, if the special meeting is not called by an officer of the company within 30 days, at a special meeting called by a holder of the class or series of preferred shares designated by the holders of record of at least 10% of any class or series of preferred shares so in arrears (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent meeting until:

(1)	if such class or series of Preferred Shares has a cumulative dividend, all dividends accumulated on such Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and irrevocably set apart for payment or

(2)	if such class or series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends are paid or declared and irrevocably set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

Unless provided otherwise in the applicable prospectus supplement, for any class or series of preferred shares, so long as any preferred shares remains outstanding, the company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of each class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with each class or series of preferred shares that is affected by the following voting separately as a class):

(1)

authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to such class or series of preferred shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized securities of the Company into any such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or

(2)	amend, alter or repeal the provisions of the charter including the articles supplementary for such class or series of preferred shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of preferred shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other class or series of preferred shares, or any increase in the amount of authorized shares of such class or series or any other class or series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of such class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of preferred shares shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Under the North Carolina Business Corporation Act, the holders of outstanding Series A Preferred Shares are entitled to vote as a separate voting group (if shareholder voting is otherwise required by that Act and even though the charter provides that such shares are nonvoting shares) on a proposed amendment to our charter if the amendment would affect the Series A Preferred Shares in ways specified in that Act, including an increase or decrease in the number of authorized Series A Preferred Shares, a change in the designation, rights, preferences or limitations of all or part of the Series A Preferred Shares or the creation of a new class of stock having rights or preferences with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the company that are prior, superior or substantially equal to the rights of the Series A Preferred Shares.

Conversion Rights

The terms and conditions, if any, upon which shares of any class or series of preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders of the preferred shares, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of preferred shares.

Restrictions on Ownership and Transfer

As discussed above under “Description of Common Shares—Restrictions on Ownership and Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. This requirement is referred to as the “five or fewer” requirement. For purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2) of the Code. Attribution rules in the Code determine if any individual or entity constructively owns our stock under the “five or fewer” requirement. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants is not qualifying income for purposes of the gross income tests under the Code. A related party tenant is generally a tenant in which the REIT or an owner of 10% or more of the REIT owns, actually or constructively, 10% or more of the equity interests, by vote or value. Therefore, with regards to our charter each class or series of preferred shares will contain provisions restricting the ownership and transfer of the preferred shares. Except as otherwise described in the applicable prospectus supplement relating thereto, the provisions of our charter relating to the ownership limit for any class or series of preferred shares will provide as follows:

Our preferred share ownership limit provision will provide that, subject to certain exceptions, no holder of preferred shares may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, preferred shares in excess of the lesser of:

(1)	9.8% of the outstanding preferred shares of any class or series;

(2)	if the preferred shares are convertible into common shares, an amount of preferred shares which, if so converted at a time when all outstanding convertible shares were converted into common shares, would cause any person to own, actually or constructively, common shares in violation of the ownership limit or the existing holder limit;

(3)	an amount of preferred shares which would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the preferred shares are held during the last half of a taxable year) or would otherwise result in our failing to qualify as a REIT; or

(4)	an amount of preferred shares which would cause any person (other than Stanley K. Tanger, Steven B. Tanger and certain members of their families and affiliates) to own, actually or constructively, more than 9.8% of the value of our outstanding capital shares (in the aggregate).

The constructive ownership rules are complex and may cause preferred shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be actually or constructively owned by one individual or entity. As a result, the acquisition of preferred shares (or the acquisition of an interest in any entity which owns our preferred shares or common shares) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own preferred shares in excess of the preferred share ownership limit.

The board of directors will be entitled to waive the preferred share ownership limit with respect to a particular shareholder if evidence satisfactory to the board of directors and our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, the board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status.

All certificates representing preferred shares will bear a legend referring to the restrictions described above.

All persons who own a specified percentage (or more) of our outstanding capital shares must annually file an affidavit with us containing information regarding their ownership of shares as set forth in the applicable Treasury Regulations. Under current Treasury Regulations, the percentage is set between 0.5% and 5%, depending on the number of record holders of capital shares. In addition, each shareholder shall upon demand be required to disclose to us in writing the information with respect to the direct, indirect, and constructive ownership of our capital shares as the board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

DESCRIPTION OF DEPOSITARY SHARES

General

The Company may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred shares, as specified in the applicable prospectus supplement. In this section, the terms “we,” “our” and “us” refer to the Company and not the Operating Partnership. Preferred shares of each class or series represented by depositary shares will be deposited under a separate deposit agreement among the Company, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred shares represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares to the preferred shares depositary, we will cause the preferred share depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the following summary is qualified in its entirety by reference thereto.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of the depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary.

In the event of a distribution other than in cash, the preferred share depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary, unless the preferred share depositary determines that it is not feasible to make such distribution, in which case the preferred share depositary may, with our approval sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal

Upon surrender of the depositary receipts at the corporate trust office of the preferred share depositary (unless the related depositary shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred share depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption

Whenever we redeem preferred shares held by the preferred share depositary, the preferred share depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided us shall have paid in full to the preferred share depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the related fractional interest of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in the automatic redemption of the preferred shares or the automatic conversion of preferred shares into excess preferred shares which are transferred to a charitable trust.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts are entitled upon such redemption upon surrender thereof to the preferred share depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the preferred share depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred share depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The preferred share depositary will vote the number of preferred shares represented by such depositary shares in accordance with such instructions, and we have agreed to take all reasonable action which may be deemed necessary by the preferred share depositary in order to enable the preferred share depositary to do so. The preferred share depositary will abstain from voting the number of preferred shares represented by the depositary shares to the extent that it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred share depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred share depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fractional interest of the liquidation preference accorded each preferred share represented by the depositary share evidenced by the depositary receipt, as set forth in the applicable prospectus supplement.

Conversion

The depositary shares, as such, are not convertible or exchangeable into our common shares or any other securities or property, except in connection with certain conversions in connection with the preservation of our status as a REIT. Nevertheless, if the preferred shares represented by the depositary shares are specified in the applicable prospectus supplement to be convertible into common shares or other preferred shares, the depositary receipts evidencing such depositary shares may be surrendered by holders thereof to the preferred share depositary with written instructions to the preferred share depositary to instruct us to cause conversion of the preferred shares into whole common shares or other preferred shares (including excess preferred shares), and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between the Company and the preferred share depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the depositary receipt or deposit agreement, as the case may be, as amended thereby.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred share depositary if:

(1)	the termination is necessary to preserve our status as a REIT; or

(2)	a majority of each series of preferred shares affected by termination consents to such termination, whereupon the preferred share depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the preferred share depositary with respect to each depositary receipt.

We have agreed that if the deposit agreement is terminated to preserve the our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:

(1)	all outstanding depositary shares shall have been redeemed;

(2)	there shall have been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred shares; or

(3)	all outstanding preferred shares shall have been converted into common shares or other preferred shares.

Charges of Preferred Share Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred share depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges, as well as the fees and expenses of the preferred share depositary for any duties requested by such holder to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred share depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred share depositary, any resignation or removal to take effect upon the appointment of a successor preferred share depositary. A successor preferred share depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred share depositary will forward to holders of depositary receipts any reports and communications from us which are received by it with respect to the related preferred shares.

Neither we nor the preferred share depositary will be liable if prevented or delayed, by law or any circumstances beyond its control, from performing its obligations under the deposit agreement. Our obligations, and the preferred share depositary under the deposit agreement will be limited to performing the duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred share depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or any preferred shares represented thereby unless satisfactory indemnity is furnished. We and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred share depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred share depositary shall be entitled to act on such claims, requests or instructions received from us.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS TO TANGER FACTORY OUTLET

CENTERS, INC. OF ITS REIT ELECTION

The following is a general summary of certain material United States federal income tax considerations relating to our election to be taxed as a REIT. For the purposes of this discussion, references to “we,” “our” and “us” mean only Tanger Factory Outlet Centers, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. This discussion does not attempt to address any aspects of federal income taxation relating to holders of our securities or the Operating Partnership’s debt securities. Federal income tax consideration relevant to holders of the securities may be provided in the applicable prospectus supplement relating thereto. You are urged to review the applicable prospectus supplement in connection with the purchase of any of our securities or the Operating Partnership’s debt securities. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the Internal Revenue Service (the “IRS”); and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. The statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-United States tax consequences, or any tax consequences arising under any federal tax other than the federal income tax, associated with the purchase, ownership, or disposition of our securities or the Operating Partnership’s debt securities, or our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of our securities or the Operating Partnership’s debt securities, including the federal, state, local, non-United States and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Tanger Factory Outlet Centers, Inc.

General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized and have operated in a manner which has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1993, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and the holders of certain of its securities. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated federal income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

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Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

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Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

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Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset determined at the time we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•	Tenth, entities we own that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

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Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

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Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a shareholder would include its applicable share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the shareholder in our capital stock.

Other countries may impose taxes on our operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our non-United States tax liability. However, there can be no complete assurance that we will be able to eliminate our non-United States tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those taxes.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These share ownership and transfer restrictions are generally described in “Restrictions on Ownership and Transfer” in this prospectus, and a description of the share ownership and transfer restrictions may also be contained in or incorporated by reference in the relevant prospectuses pursuant to which we offer such securities from time to time. These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of such partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of such partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata shares of the assets and items of income of the Operating Partnership, including the Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies treated as partnerships for federal income tax purposes is set forth below in “—Tax Aspects of the Operating Partnership.”

We have control of the Operating Partnership and intend to operate it in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We own interests in three taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below, and their operations will be subject to the provisions described above. See “—Asset Tests.”

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” interest on obligations adequately secured by mortgages on real property, and certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

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Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

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We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as a general partner of the Operating Partnership, do not intend to permit the Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of the value of such property.

For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the underlying obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the loan is not fully secured by real property, the interest income must be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property security. In this case, we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when we commit to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have various investments in entities located outside the United States, and in the future we may invest in additional entities or properties located outside the United States. In addition, from time to time we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Any foreign currency gains attributable to specified assets or items of qualifying income or gain for purposes of the 75% or 95% gross income test, however, generally will not constitute gross income for purposes of the applicable test, and therefore will be exempt from such test, provided we do not deal in or engage in substantial and regular trading in securities, which we have not done and do not intend to do.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in the Operating Partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test. We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

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following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Tanger Factory Outlet Centers, Inc.—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the Operating Partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by the Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our taxable REIT subsidiaries may provide services to our tenants. We intend to set the fees paid to our taxable REIT subsidiaries for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

The Operating Partnership owns 100% of the stock of certain corporations that have elected, together with us, to be treated as our taxable REIT subsidiaries. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their stock. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 25% of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value of such assets.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through the Operating Partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in the Operating Partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to the Operating Partnership or as other partners in the Operating Partnership exercise their rights to exchange their limited partnership units in the Operating Partnership. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a change caused by changes in the foreign currency exchange rate used to value foreign assets). If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in the Operating Partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful, or will not require a reduction in the Operating Partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

Also, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset, within a specified recognition period following our acquisition of such asset, that we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, determined at the time we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of the Operating Partnership authorizes us, as general partner of the Operating Partnership, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property in order to meet the distribution requirements, while preserving our cash.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our shareholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Record Keeping Requirements. We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common shares.

Failure To Qualify. If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership

General. Substantially all of our investments are held indirectly through the Operating Partnership. In addition, the Operating Partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by the Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Tanger Factory Outlet Centers, Inc.”

Entity Classification. Our interests in the Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations for federal income tax purposes. If the Operating Partnership or a subsidiary partnership or limited liability company were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Tanger Factory Outlet Centers, Inc.—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of the Operating Partnership, a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. We believe the Operating Partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes.

Tax Allocations With Respect to the Centers. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company treated as a partnership, in exchange for an interest in the partnership or limited liability company, must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (a “Book-Tax Difference”), as adjusted from time to time. In addition, income, gain, loss and deductions must be allocated in a manner that takes into account Book-Tax Differences arising from the revaluation of property (which must occur in certain circumstances) held by a partnership or limited liability company treated as a partnership. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

In general, the Non-Company LPs will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Non-Company LPs, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of such assets to the Operating Partnership. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company’s ability to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.”

Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences. We and the Operating Partnership have agreed to use the “traditional method” for accounting for Book-Tax Differences for the factory outlet centers that were initially contributed to the Operating Partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of the Operating Partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Tanger Factory Outlet Centers, Inc.—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.” With respect to property contributed to the Operating Partnership subsequent to the contribution of the initially contributed factory outlet centers or with respect to property revalued as referred to above, we and the Operating Partnership have agreed to account for Book-Tax Differences under any method approved under Section 704(c) of the Code and the applicable regulations as chosen by the Operating Partnership’s general partner under the Operating Partnership’s partnership agreement.

The factory outlet centers initially contributed to the Operating Partnership by the Company, as well as any properties acquired by the Operating Partnership in a taxable transaction, will initially have a tax basis equal to their fair market value, and Section 704(c) of the Code will not apply to them.

Other Tax Consequences

State, local and non-United States income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-United States jurisdiction, or any federal tax other than the income tax. Prospective investors should consult their tax advisor regarding the effect of state, local and non-United States tax laws with respect to our tax treatment as a REIT.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or may sell the securities offered by this prospectus to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities offered by this prospectus will be named in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Underwriters may offer and sell the securities offered by this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities offered by this prospectus upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities offered by this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities offered by this prospectus for whom they may act as agent. Underwriters may sell the securities offered by this prospectus to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. If so indicated in the applicable prospectus supplement, the underwriters may reimburse us for some or all of our expenses in an offering.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities offered by this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities offered by this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities offered by this prospectus may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities offered by this prospectus from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in that prospectus supplement.

Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of the securities offered by this prospectus sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except:

(1)	the purchase by an institution of the securities offered by this prospectus covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject, and

(2)	if the securities offered by this prospectus are being sold to underwriters, we shall have sold to those underwriters the total principal amount of the securities offered by this prospectus less the principal amount thereof covered by delayed delivery contracts.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our subsidiaries. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Tanger Factory Outlet Centers, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Tanger Properties Limited Partnership for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, New York, New York. Any underwriters, dealers or agents will be advised about the other issues relating to any offering by their own legal counsel. Latham & Watkins LLP and any counsel for any underwriters, dealers or agents will rely on Womble Carlyle Sandridge & Rice, LLP as to certain matters of North Carolina law.

Tanger Properties Limited Partnership

$100,000,000

3.125% Senior Notes Due 2026

PROSPECTUS SUPPLEMENT

October 5, 2016

Joint Book-Running Managers

BofA Merrill Lynch

US Bancorp

Jefferies

SunTrust Robinson Humphrey

Wells Fargo Securities